As filed with the Securities and Exchange Commission on June 27, 2007 (Registration No. 333-__)

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2
TO
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PHOENIX INTERNATIONAL VENTURES, INC.
(Name of Small Business Issuer in its charter)

NEVADA	3480	20-8018146
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

PHOENIX INTERNATIONAL VENTURES, INC.
Zahir Teja, President & CEO
2201 Lockheed Way
Carson City, Nevada 89706
(775) 882-9700
(Address and Telephone Number of
Principal Executive Offices and Principal Place of Business)

Zahir Teja
2201 Lockheed Way
Carson City, Nevada 89706
(775) 882-9700
(Name, address and telephone number of
Agent for service)

Copy Of All Communications to:

Arthur S. Marcus, Esq.
John H. Riley, Esq.
Gersten Savage LLP
600 Lexington Avenue - 9th Floor
New York, New York 10022

Approximate date of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following. |__|

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee (2)
Common Stock	3,768,750 shares	$0.50	$1,884,375	$201.63

(1) This price was arbitrarily determined by Phoenix International Ventures, Inc.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMIINARY PROSPECTUS

PHOENIX INTERNATIONAL VENTURES, INC.
3,768,750 SHARES OF COMMON STOCK

Subject to Completion, Dated June 27, 2007

This prospectus relates to the resale of up to 3,768,750 shares of our common stock, par value $.001 per share (“Common Stock”), by the selling stockholders named in this prospectus. Our Common Stock is presently not traded on any market or securities exchange. The shares offered by the selling stockholders will be sold at $.50 per share until our shares of common stock are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. This price was arbitrarily determined by the Company.

The selling stockholders, and any participating broker-dealers are "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. We agree to pay the expenses of registering the foregoing shares of our Common Stock; these expenses are estimated to be 42,701.63.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is: June 27, 2007

You should rely only on the information contained in this prospectus and the information we have referred you to. We have not authorized any person to provide you with any information that is different.

TABLE OF CONTENTS

PROSPECTUS SUMMARY

The following summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the RISK FACTORS and our financial statements and the notes accompanying the financial statements appearing elsewhere in this prospectus. Unless otherwise specifically noted, the term “Company” includes Phoenix International Ventures, Inc. (“PIV”) and PIV's two subsidiaries, Phoenix Aerospace, Inc. and Phoenix Europe Ventures, Ltd.

Our Company and its Business

Phoenix International Ventures, Inc. was formed to invest and develop business in the fields of aerospace and defense. We, through our wholly owned subsidiary, Phoenix Aerospace, Inc., manufacture, upgrade and remanufacture electrical, hydraulic and mechanical support equipment primarily for the United States Air Force and Navy and the United States defense-aerospace industry. Currently our support equipment is used to maintain or operate various aircrafts or aircraft systems, such as the F-22 fighter and F16 fighter, which are in current production and the P-3 surveillance plane, and various other `legacy' aircraft, which are no longer in current production.

Some of the support equipment for a number of weapon systems in current production, as well as `legacy' weapon systems-such as the previously mentioned aircraft and aircraft systems-is in need of overhaul or are obsolete and need to be replaced. The Company remanufactures some of the existing support equipment, which is in need of overhaul or facing components obsolescence issues and also manufactures new support equipment. However, frequently new support equipment is often either not available, has long delivery lead times, or very expensive to purchase. Upgrading and remanufacturing of existing support equipment thus becomes an alternative. Our remanufacturing process for existing support equipment is designed to respond to this market.

Our remanufacturing process involves breaking down the support equipment for analysis, replacing or refurbishing broken or defective components, rebuilding the support equipment, and finally testing the support equipment so that it has the same form, fit and function of the original support equipment in accordance with the original manufacturer's specifications. Our objective is to fill this niche of providing newly manufactured or remanufactured support equipment and, in the process, to capitalize on our established customer relationships to pursue additional defense contract business.

Corporate information

We were incorporated on August 7, 2006 under the laws of the State of Nevada. Phoenix Aerospace, Inc. was incorporated on April 18, 2003 under the laws of the State of Nevada. The Company, Zahir Teja, and Phoenix Aerospace, Inc. have entered into a Share Exchange Agreement dated as of December 1, 2006. Under the Share Exchange Agreement, Mr. Teja, the sole owner and principal of Phoenix Aerospace, Inc. exchanged all the issued and outstanding shares of Phoenix Aerospace, Inc. common stock for 3,000,000 shares of the common stock of the Company. As a result of this transaction, Phoenix Aerospace, Inc. became a wholly owned subsidiary of the Company, and Mr. Teja became a principal stockholder of and continued to be a principal of the Company. The effective date of this transaction was January 1, 2007. The foregoing transaction has been treated for accounting purposes as a “reverse merger.”

The principal business reason for the share exchange was to establish a holding company structure.  This structure, the Company believes, facilitates future acquisitions and the opening up of new lines of business.  Of course, there can be no assurance that the Company will make any such acquisitions or open up any such new lines of business.

Our principal offices are located at 2201 Lockheed Way, Carson City, Nevada 89706. Our telephone number is (775) 882-9700.

The Offering
Securities Being Offered	Up to 3,768,750 shares of common stock.

Initial Offering Price
The selling stockholders will sell our shares at $.50 per share until our shares are quoted on the OTCBB, and thereafter at prevailing market prices or privately negotiated prices. This price was arbitrarily determined by the Company.

Terms of the Offering	The selling stockholders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering
The offering will conclude when all of the 3,768,750 shares of common stock have been sold or we, in our sole discretion, decide to terminate the registration of the shares. We may decide to terminate the registration if it is no longer necessary due to the operation of the resale provisions of Rule 144 promulgated under the Securities Act of 1933. We may also terminate the offering for no given reason whatsoever.

Risk Factors	The securities offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “RISK FACTORS.”

Common Stock Issued Before Offering	6,996,000 shares of our common stock are issued and outstanding as of the date of this prospectus.

Common Stock Issued
After Offering
6,996,000 shares of our common stock will be issued and outstanding after the offering. This number does not take into account options owned by various selling stockholders to purchase an aggregate of 1,490,000 shares of the Company's common stock. Giving effect to the exercise of these options, the number of shares of common stock that will be issued after the offering would be 8,486,000 shares of common stock.

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Summary Financial Information

The following tables set forth the summary financial information for the Company Phoenix International Ventures, Inc. and its subsidiary Phoenix Aerospace, Inc. You should read this information together with the financial statements and the notes thereto appearing elsewhere in this prospectus and the information under “Management's Discussion and Analysis of Financial Condition and Results of Operations.”
Phoenix International Ventures, Inc.
(A Development Stage Company)
Summary Financial Information

For the period Between
August 7, 2006 (inception) to
December 31, 2006

Cash and cash equivalents	3,334
Total current assets	3,334
Total assets	3,334
Total current liabilities	42,579
Total liabilities	42,579
Total Stockholders' equity (deficit)	(42,845)

Revenues	-
Cost of sales	-
Gross margin	-
Operating expenses	42,793
Income (loss) from operations	(42,793)
Net income (loss)	(42,845)

Phoenix Aerospace, Inc.
Summary Financial Information

	Year ended December 31,		Three months ended March 31 (Consolidated with PIV)
	2005	2006	2007
Cash and cash equivalents	9,240	16,343	7,429
Total current assets	118,423	258,485	190,199
Total assets	146,375	283,649	215,711
Total current liabilities	1,623,853	1,252,932	1,080,516
Total liabilities	2,060,190	2,328,481	2,156,065
Total Stockholders' equity (deficit)	(1,933,815)	(2,064,832)	(1,940,354)

Revenues	457,207	1,160,455	458,515
Cost of sales	204,852	551,642	281,418
Gross margin	252,355	608,813	177,097
Operating expenses	926,512	661,190	227,317
Income (loss) from operations	(674,157)	(52,377)	(50,220)
Net income (loss)	(688,017)	(131,017)	(54,276)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

Risks Related To Our Business

The Company has a limited operating history.

The Company is recently organized and the Company's principal operating subsidiary, founded in April, 2003, has only a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company's prospects for financial success must be considered in light of the risks, expenses and difficulties frequently encountered by companies in highly competitive and evolving markets, such as the defense-aerospace industry market.

The Company has incurred losses and has a working capital deficit.

For the fiscal year ended December 31, 2005, Phoenix Aerospace, Inc. ("PAI") incurred a loss of 688,017, and for the fiscal year ended December 31, 2006, PAI incurred a loss of $131,017.  PAI incurred losses in the first three months of fiscal 2007 of $54,276.  As of March 31, 2007, PAI had a working capital deficit of $890,317 and an accumulated stockholders' deficit of $2,119,109.  The Company's working capital needs have been met by the cash flow from operations, salary deferral by one of the Company's principals, and loans. Certain creditors of the Company have agreed, in lieu of cash, to accept payment in shares of the Company's common stock based on a price per share of $.50 upon the effectiveness of the registration statement of which this prospectus forms a part.

We may fail to continue as a going concern, in which event you may lose your entire investment in our shares.

Our audited financial statements have been prepared on the assumption that we will continue as a going concern. Our independent registered public accountants have indicated that in their respective reports relative to PAI's and Phoenix International Ventures, Inc.'s (“PIV”) financial statements as of December 31, 2006 that (a) as discussed in Note 1 to its financial statements, PIV has a loss from operations, has no working capital and has no revenue generating activities and (b) as discussed in Note 2 to its financial statements, PAI has working capital and stockholder deficits. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

If we fail to continue in business, you will lose your investment in the shares you acquire in this offering.

The Company may be unable to manage its growth or implement its business strategy.

Although the Company has experienced significant growth in a relatively short period of time, it cannot assure you that the growth the Company has experienced will continue, nor can the Company assure you that it will be able to expand its facilities, its client base and markets or implement the other features of the Company's business strategy at the rate or to the extent presently planned. The Company's rapid growth to date has placed, and in the future will continue to place, a significant strain on its administrative, operational and financial resources.

Our ability to generate revenue is dependent upon our success in obtaining awards for a very narrow category of contracts.

Our ability to generate all of our revenues is dependent upon our success in obtaining awards for a very narrow category of aerospace and defense contracts. If we are not successful in receiving contracts from the U.S. government and/or U.S. defense industry contractors for any reason, including our failure to meet eligibility requirements, competition, our failure to perform under prior contracts, and/or changes in government and/or defense industry contracting policies, we would not generate sufficient revenue to continue in business.

      In addition to the foregoing, we are subject to the following risks in connection with government contracts:

•	the frequent need to bid on programs prior to completing the necessary design, which may result in unforeseen technological difficulties and/or cost overruns;

•	the difficulty in forecasting long-term costs and schedules and the potential obsolescence of products related to long-term fixed-price contracts;

•	the risk of fluctuations or a decline in government expenditures due to any changes in the U.S. Department of Defense budget or appropriation of funds;

•	when the Company acts as a subcontractor, the failure or inability of the primary contractor to perform its prime contract may result in an inability to obtain payment of fees and contract costs;

•	restriction or potential prohibition on the export of products based on licensing requirements; and

•	government contract awards can be contested by other contractors.

      We are dependent on major customers.

The Company's business is also substantially dependent on a relatively small number of customers and United States Department of Defense programs. In the twelve months ended December 31, 2006, the Company's five largest customers in terms of sales, Lockheed Martin Corporation (41%), U.S. Air Force (25%), Northrop Grumman Corporation (16%), Honeywell Aerospace GmbH (9%), and, ARINC (6%) accounted for an aggregate of 95% of total Company sales. The loss of any of the foregoing businesses as a customer could have a material adverse effect on the Company's results of operations or financial condition. In fiscal year 2005, the Company's five largest customers accounted for an aggregate of 98% of its total sales with the largest customer in such year representing approximately 74% of total Company's sales. See "BUSINESS-Customers".

As of March 31, 2007, the Company's backlog was approximately $2,152,000, represented by large orders from 4 customers, namely- U.S. Navy $1,022,000) (47%); U.S. Air Force ($681,000) (32%); Kellstrom Defense Aerospace, Inc. ($374,000) (17%); and Honeywell Aerospace ($75,000) (3%). The loss or diminution of orders from any large customer or group of customers could have a substantial adverse effect on the Company's business and prospects. See "BUSINESS-Backlog".

Demand for our defense-related products depends on government spending.

The U.S. military market is largely dependent upon government budgets, particularly the defense budget. The funding of government programs is subject to Congressional appropriation. Although multi-year contracts may be authorized in connection with major procurements, Congress generally appropriates funds on a fiscal year basis even though a program may be expected to continue for several years. Consequently, programs are often only partially funded and additional funds are committed only as Congress makes further appropriations. We cannot assure you that an increase in defense spending will be allocated to programs that would benefit our business. A decrease in levels of defense spending or the government's termination of, or failure to fully fund, one or more of the contracts for the programs in which we participate could have a material adverse effect on our financial position and results of operations.

The risk that governmental purchases of products may decline stems from the nature of the Company's business with the U.S. government, in which the U.S. government may:

•	terminate contracts at its convenience;

•	terminate, reduce or modify contracts or subcontracts if its requirements or budgetary constraints change;

•	cancel multi-year contracts and related orders if funds become unavailable;

•	shift its spending priorities;

•	adjust contract costs and fees on the basis of audits done by its agencies; and

•	inquire about and investigate business practices and audit compliance with applicable rules and regulations.

Our failure to obtain and maintain required certifications could impair our ability to bid on aerospace and defense contracts.

We are required to maintain quality certification and to meet production standards in order to be eligible to bid on government contracts. If we fail to maintain these certifications or any additional certification which may be required, we will be ineligible to bid for contracts which would impair our ability to continue in business.

Because many of our contracts provide for a fixed price, our failure to accurately estimate costs could result in losses on the contracts.

In bidding on fixed price contracts, we must accurately estimate the cost of performance. To the extent that our costs exceed our estimate, we will lose money on the contracts. Such cost overruns could result from a number of factors including increases in costs of materials, an underestimation of the amount of labor required and design or production problems.

To the extent that we subcontract work under our contracts, any failures by our subcontractors could impair our relations with the contracting agencies.

We frequently use subcontractors to perform work or provide materials for our contracts. We are dependent upon the subcontractors to meet the quality and delivery requirements of the contracting agency. To the extent that the products or services provided by the subcontractors do not meet the required specifications or are delivered late, the contract may be terminated by the U.S. government for default. Such a default could result in our disqualification from bidding on contracts.

Product malfunctions or breakdowns could expose us to liability, particularly in connection with our remanufacturing of obsolete and old support equipment.

The risk that the Company's support equipment may malfunction and cause loss of man hours, damage to, or destruction of, equipment or delays is significant. Consequently, the Company, as a manufacturer or remanufacturer of such support equipment, may be subject to claims if such malfunctions or breakdowns occur. In remanufacturing activities, the Company deals with obsolete and old equipment which increases the chance of product malfunctions or breakdowns. The Company does not presently maintain product liability insurance. The Company is not aware of any past or present claims against it.

Our inability to attract and retain qualified engineering personnel could impair our ability to continue our business.

Our business is dependent upon our engaging and retaining engineering personnel with experience in the aerospace and defense industries. To the extent that we are unable to hire and retain these engineers, our ability to bid on and perform contracts will be impaired.

We rely on our senior executive officer, the loss of whom would materially impair our operations.

We are dependent upon the continued employment of certain key employees, including our President and Chief Executive Officer, Zahir Teja. We have entered into an employment agreement with Mr. Teja; however, the agreement does not assure us that he will continue to work for us since he may terminate his employment agreement on 90 days' notice. The loss of Mr. Teja would materially impair our operations.

Because of our small size and our relative lack of capital, we may have difficulty competing for business.

We compete for contract awards directly with a number of large and small domestic and foreign defense contractors, including some of the largest national and international defense companies, as well as a large number of smaller companies. In addition, our relative lack of capital may continue to place us in a competitive disadvantage.

A default under the Kellstrom Settlement Agreement could have an adverse effect on our business.

As described in more detail under the heading “LEGAL PROCEEDINGS”, the Company and Mr. Teja have entered into a settlement agreement with Kellstrom Defense Aerospace, Inc. This settlement agreement compromises a final judgment in the amount of $1,173,913.25 entered into in connection with an action brought by Kellstrom against the Company in the United States District Court for the Southern District of Florida. Under this agreement, the Company has agreed to make a number of installment payments to Kellstrom, issue Kellstrom a $500,000 purchase credit to be applied towards the purchase of materials and services from the Company, and commit to making a further payment contingent upon the Company being awarded a U.S. Air Force contract. If the Company fails to make the required settlement payments, Kellstrom may seek to collect the total unpaid balance of the final judgment. The Company does not currently have the financial resources to pay off the total unpaid balance of the final judgment.

Risks Relating To Our Common Stock

Any additional funding we arrange through the sale of our common stock will result in dilution to existing stockholders.

We may raise additional capital in order to effectuate our business plan. Our most likely source of additional capital will be through the sale of additional shares of common stock. Such stock issuances will cause stockholders' interests in our company to be diluted. Such dilution will negatively affect the value of an investor's shares.

Because of our small size, we may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required, beginning with our fiscal year ending December 31, 2007, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting as of the end of fiscal 2007. Furthermore, our independent registered public accounting firm will be required to attest to whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects and separately report on whether it believes we have maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007. We have not yet completed our assessment of the effectiveness of our internal control over financial reporting. We expect to incur additional expenses and diversion of management's time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees. During the course of our testing, we may identify other deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Members of the Teja family and the Nissenson family make and control corporate decisions that may be disadvantageous to the minority stockholders.

Mr. Zahir Teja, our President, Chief Executive Officer and Director, and Neev Nissenson, our Vice President, Secretary, and Director, directly or through their respective members of their families, own an aggregate of approximately 75% of the outstanding shares of our common stock. Accordingly, they will have significant influence in determining the outcome of all corporate transactions or other matters, including the election of directors, mergers, consolidations and the sale of all or substantially all of our assets, and a change in control. The interests of Mr. Teja and/or Mr. Nissenson may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other stockholders.

Currently, there is no public market for our securities, and there can be no assurances that any public market will ever develop.

Currently, our stock is not listed or quoted on any public market, exchange, or quotation system. Although we are taking steps to have our common stock publicly traded, a market for our common stock may never develop. We currently plan to apply for quotation of our common stock on the OTCBB upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be quoted on the OTCBB, or, if traded, a public market may not materialize. Even if we are successful in developing a public market, there may not be enough liquidity in such market to enable stockholders to sell their stock. If our common stock is not quoted on the OTCBB or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased, rendering their shares effectively worthless and resulting in a complete loss of their investment.

We are planning to identify a market maker to file an application with the NASD on our behalf so as to be able to quote the shares of our common stock on the OTCBB maintained by the NASD commencing upon the effectiveness of our registration statement of which this prospectus is a part. There can be no assurance as to whether such market maker's application will be accepted by the NASD. We are not permitted to file such application on our own behalf. If the application is accepted, there can be no assurances as to whether any market for our shares will develop or the prices at which our common stock will trade. If the application is accepted, we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is initially unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for the common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of our company, and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

Because many of our shares are eligible for future sale, the selling of a substantial amount might adversely affect the market price of the shares

Sales of a substantial number of shares of common stock in the public market following this offering could adversely affect the market price of such shares. Upon the consummation of this offering, the Company will have 6,996,000 shares of common stock outstanding, of which the 3,768,750 shares of common stock offered hereby by the selling stockholders will be freely tradeable without restriction or further registration under the Securities Act. All of the remaining 3,227,250 shares of common stock outstanding are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, and in the future may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption revisions of Rule 144 (including, without limitation, certain volume limitations and holding period requirements thereof) or pursuant to another exemption under the Securities Act.

Because we may be subject to “Penny Stock” Rules once our shares are quoted on the OTCBB, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

Our stock price may be volatile because of factors beyond our control. As a result, the value of your shares may decrease significantly.

Our securities have not previously been publicly traded. The Company arbitrarily valued its offering price. Following the offering, the market price of our securities may decline substantially. In addition, the market price of our securities may fluctuate significantly in response to a number of factors, many of which are beyond our control, including, but not limited to, the following:

•	our ability to obtain securities analyst coverage;

•	changes in securities analysts' recommendations or estimates of our financial performance;

•
changes in market valuations of companies similar to us; and announcements by us or our competitors of significant contracts, new offerings, acquisitions, commercial relationships, joint ventures or capital commitments; and

•	the failure to meet analysts' expectations regarding financial performances.

Furthermore, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. A securities class action lawsuit against us, regardless of its merit, could result in substantial costs and divert the attention of our management from other business concerns, which in turn could harm our business.

The provisions of our charter documents and Nevada law may inhibit potential acquisition bids that a stockholder may believe are desirable, and the market price of our common stock may be lower as a result.

Our articles of incorporation provides us with the ability to issue "blank check" preferred stock enabling our Board of Directors to fix the price, rights, preferences, privileges and restrictions of preferred stock without any further action or vote by our stockholders. The issuance of preferred stock may delay or prevent a change in control transaction. As a result, the market price of our common stock and the voting and other rights of our stockholders may be adversely affected. The issuance of preferred stock may result in the loss of voting control to other stockholders.

The Nevada Business Corporation Law contains a provision governing “Acquisition of Controlling Interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain certain forward-looking statements including statements as to:

•	our future operating results;

•	our business prospects;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on domestic defense spending;

•	our possible financings; and

•	the adequacy of our cash resources and working capital

are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Statements that are not based on historical facts, which can be identified by the use of such words as “likely,” “will,” “suggests,” “target,” “may,” “would,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” and similar expressions and their variants, are forward-looking. Such statements reflect our judgment as of the date of this prospectus and they involve many risks and uncertainties, including those described under the captions “RISK FACTORS” and “MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.” These risks and uncertainties could cause actual results to differ materially from those predicted in any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We undertake no obligation to update forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will sell our shares at $.50 per share until our shares are quoted on the OTCBB, and thereafter at prevailing market prices or privately negotiated prices. This price was arbitrarily determined by us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for quotation of our common stock on the OTCBB upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be quoted on the OTCBB or, if quoted, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we have 74 stockholders of record.

Rule 144 Shares

A total of 3,227,250 shares of our common stock will become available for resale to the public after one year from the date the registration statement of which this prospectus forms a part is declared effective by the Securities and Exchange Commission, subject to the volume and trading limitations of Rule 144, as promulgated under the Securities Act of 1933. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of the company's common stock then outstanding which, in our case, will equal 69,960 shares as of the date of this prospectus; or

•	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold 4,303,000 of the 6,996,000 shares described above.

Stock Option Grants

The Company has granted Mr. Teja an option to purchase 660,000 shares of the Company's common stock at a price per share of $.50. The option expires December 31, 2010. The Company has granted Mr. Nissenson an option to purchase 330,000 shares of the Company's common stock at a price per share of $.50. The option expires December 31, 2010. See “EXECUTIVE COMPENSATION-Employment Agreements.” The Company has granted Anney Business Corp., a British Virgin Island corporation, an option to purchase 330,000 shares of the Company's common stock at a price per share of $.50. See “EXECUTIVE COMPENSATION-Consulting Agreement.” Each of the previously mentioned options was issued on April 26, 2007.  Under our retention agreement with Gersten Savage LLP, we granted this Firm options to purchase 170,000 shares of common stock at an option price of $1.00 per share. Aside from the forgoing, we have not granted any stock options to date.

Registration Rights

In connection with three creditors signing debt conversion agreements with Phoenix Aerospace, Inc., Phoenix Aerospace, Inc. has agreed to cause the Company to grant each of them on one occasion at the Company's cost piggy back registration rights. In this regard, the three creditors-Messrs. Kudlis, Moser, and Shariff-are exercising their piggy back registration rights, and they are listed under the heading “SELLING STOCKHOLDERS” in this prospectus.  There is no cash penalty under these registration rights agreements; however, if this registration statement has not been declared effective within 12 months of the date of the applicable debt conversion agreement, the owner of the particular shares of common stock has the right, on notice, to put such securities back to the Company. The put price for the shares is the amount of the debt. Aside from the foregoing, we have not granted registration rights to the selling stockholders or to any other persons.  See Note 3 to the Notes to the Financial Statements for Phoenix International Ventures, Inc. for the year end December 31, 2006.

Dividends and Dividend Policy

There are no restrictions in our articles of incorporation or by-laws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

•	we would not be able to pay our debts as they become due in the usual course of business; or

•
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not paid any dividends on our common stock. We currently intend to retain any earnings for use in our business, and therefore do not anticipate paying cash dividends in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

We have no securities authorized for issuance under Equity Compensation Plans.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

The information set forth in Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") contains certain "forward-looking statements", including, among others (i) expected changes in the Company's revenues and profitability, (ii) prospective business opportunities and (iii) the Company's strategy for financing its business. Forward-looking statements are statements other than historical information or statements of current condition. Some forward-looking statements may be identified by use of terms such as "believes", "anticipates", "intends" or "expects". These forward-looking statements relate to the plans, objectives and expectations of the Company for future operations. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, in light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this registration statement should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

You should read the following discussion and analysis in conjunction with the Financial Statements and Notes attached hereto, and the other financial data appearing elsewhere in this registration statement.

The Company's revenues and results of operations could differ materially from those projected in the forward-looking statements as a result of numerous factors, including, but not limited to, the following: the risk of significant natural disaster, the inability of the Company to insure against certain risks, inflationary and deflationary conditions and cycles, currency exchange rates, changing government regulations domestically and internationally affecting our products and businesses.

OVERVIEW

Phoenix International Ventures, Inc. (“PIV” or the “Company”) was incorporated on August 7, 2006. PIV has no operations and operates as a holding company. The financial statements are consolidated with the Company's Israeli subsidiary, Phoenix Europe Ventures Ltd. PIV had no revenues for the year ended December 31, 2006.

PIV's General and Administrative costs for the year ended December 31, 2006 were $42,793 and were primarily attributable to salaries and professional expenses.

PIV's net loss for the year ended December 31, 2006 amounted to $42,845. The loss is attributed to general and administrative expenses and lack of income.

    Phoenix Aerospace, Inc (PAI) was incorporated on April 18, 2003. The Company, Zahir Teja, and Phoenix Aerospace, Inc. entered into a Share Exchange Agreement dated as of December 1, 2006. As a result of this transaction, PAI became a wholly owned subsidiary of the Company. The effective date of this transaction was January 1, 2007. The foregoing transaction has been treated for accounting purposes as a “reverse merger.”

The principal business reason for the share exchange was to establish a holding company structure.  This structure, the Company believes, facilitates future acquisitions and the opening up of new lines of business.  Of course, there can be no assurance that the Company will make any such acquisitions or open up any such new lines of business.

PAI manufactures support equipment for military aircraft which are used for maintaining, operating or testing aircraft sub-systems. It manufactures some of the existing support equipment which is in need of overhaul or facing maintainability and components obsolescence issues and it also manufactures new support equipment.

PAI is ISO 9001/2000 certified. The Company has recently renewed the process and extended its ISO 9001/2000 certificate until April 26, 2010. PAI has a licensing agreement with Lockheed Martin Aeronautics Company to re-manufacture several types of Support Equipment for P-3 Orion surveillance aircraft. PAI has a marketing, sales and manufacturing agreement with Honeywell Aerospace GmbH for Air Start Cart, RST-184 which is used on various aircraft.

The main users of the equipment are the United States Air Force, US Navy and defense-aerospace companies.

Financial Information - Percentage of Revenues (PIV - Unaudited)

	Three months ended March 31,
	2007	2006
Revenues	100%	100%
Cost of Goods Sold	-61%	-67%
Gross Profit	-39%	-33%
Operating Expenses:
Research and Development	0%	0%
Marketing and Selling	0%	0%
General and Administrative	-50%	-145%
Total Operating Expenses	-50%	-145%
Other Income (Expenses)	-1%	-4%
(loss) before Taxes	-12%	-116%
Net (loss)	-12%	-116%

RESULTS OF OPERATIONS

COMPARISON OF THE PERIOD ENDED MARCH 31, 2007 AND MARCH 31, 2006

Revenues.  Revenues increased 385% to $458,515 for the three months ended March 31, 2007 compared to $94,558 for the three months ended March 31, 2006. Revenues were geographically generated within the US. The increase in revenues is primarily attributable to the procurement of new orders and programs by the Company.  Revenues attributable to repeat orders for the three month period ended March 31, 2007 were approximately $137,300.  For the three months ended March 31, 2007, 70% of the revenues derived from product sales, 25% study contracts and 5% from remanufacturing in comparison to the three months ended March 31, 2006 in which 100% of its revenues were derived from remanufacturing orders. The increase in product sales is due to a large order from a customer, while the revenues from the study contracts in the three months ended March 31, 2007 are connected to remanufacturing activities.

For the three months ended March 31, 2007, three customers represented 100% of our revenues. As of March 31, 2007, all of our revenues were derived from our operations in the US.

Cost of Sales. Cost of revenues consists primarily of sub contractors and raw materials used in the manufacturing along with other related charges. Cost of sales increased 346% to $281,418 for the three months ended March 31, 2007, compared to $63,162 for the three months ended March 31, 2006, representing 61% and 67% of the total revenues for three months ended March 31, 2007 and March 31, 2006, respectively. This decrease in the percentage of cost of sales relative to sales is due to economies of scale from the increase in sales as the fixed overhead costs were absorbed by a larger sales base of $458,515 for three months ended March 31, 2007, compared to sales of $94,558 for the three months ended March 31, 2006.

General and Administrative Expenses. General and administrative expenses increased by 66% to $227,317 for the three months ended March 31, 2007 from $137,248 for the three months ended March 31, 2006.  Te increase in general and administrative costs are primarily attributable to additional expenses related to the going public process. As a percentage of revenues, general and administrative expenses decreased to 50% for the three months ended March 31, 2007, as compared to 145% for three months ended March 31, 2006. The decrease in our general and administrative expenses as a percentage of sales is mainly attributable to economies of scale as the Company’s sales volume increased while the fixed costs remained relatively constant.

Financing Expenses. Financing expenses, net, increased to $4,047 for the three months ended March 31, 2007 as compared to $3,048 for the three months ended March 31, 2006.

(Loss) before Taxes. Net loss before taxes for the three months ended March 31, 2007 amounted to $54,267, as compared to a net loss of $109,260, for the three months ended March 31, 2006.

Taxes on Income PIV had immaterial tax liability from the Israeli subsidiary for the three months ended March 31, 2007 as it had no income before taxes.

Net (Loss). Net loss for the three months ended March 31, 2007 was $54,276 as compared to a net loss of $109,260 for the same period in the year 2006. The decrease in loss is attributable primarily to an increase in sales of 385% to $458,515 for the three months ended March 31, 2007compared to $94,558 for the three months ended March 31, 2007.

(Loss) Per Share. The earning per share of common stock of Phoenix International Ventures, Inc for three months ended March 31, 2007 was $0.01 (basic and diluted shares 6,996,000 issued and outstanding shares). The loss per share of common stock of Phoenix Aerospace, Inc, for the three months ended March 31, 2007was $5.46 (basic and diluted shares 20,000 issued and outstanding shares).

COMPARISON OF THE BALANCE SHEET AS OF MARCH 31, 2007 AND DECEMBER 31, 2006

Current Assets. Current assets amounted to $190,199 as of March 31, 2007 as compared with $258,485 as of December 31, 2006. The decrease is primarily attributable to decrease in accounts receivable.

Fixed Assets. Fixed assets after accumulated depreciation amounted to $25,512 as of March 31, 2007, as compared with $25,164 as of December 31, 2006.

Current Liabilities. As of March 31, 2007, current liabilities decreased to $1,080,516 as compared with $1,252,932 as of December 31, 2006. This decrease in our current liabilities is mainly attributable to a conversion of a $198,000 note payable to shares of our common stock as part of a debt conversion agreement.

Long-term Liabilities. Long term liabilities were $1,075,549 as of March 31, 2007 were unchanged in comparison to December 31, 2006.

Officer Advances. The Company had advances from a shareholder, Mr. Zahir Teja who is also our CEO, of $569,363 as of March 31, 2007. $59,988 of these advances are due on demand and $509,375 of these advances are non-interest bearing and are payable to the shareholder on September 30, 2008.

COMPARISON OF THE PERIOD ENDED DECEMBER 31, 2006 AND DECEMBER 31, 2005

Financial Information - Percentage of Revenue
12 Months ended December 31,

	2006	2005
Sales	100%	100%
Cost of sales	-48%	-45%
Gross profit	52%	55%
Operating expenses:
Research and Development	0%	0%
Marketing & Selling	0%	0%
General and administrative expenses	-57%	-203%
Total operating expenses	-57%	-203%
Other income (expense)	-7%	-3%
Net Income (loss)	-11%	-150%

Revenues.  Revenues increased 189% to $1,160,455 for the twelve months ended December 31, 2006, compared to $457,207 for the twelve months ended December 31, 2005. The increase in revenues is primarily attributable to repeat orders totaling $697,358 and new orders totaling $453,902 resulting from new contracts and programs that the Company procured. For the twelve months ended December 31, 2006, remanufacturing accounted for 55% of our revenues, manufacturing 11%, study contracts 29% and product sales 5% in comparison to 91% remanufacturing, 2% manufacturing, 0% study contracts and 5% product sales for the  twelve months ended December 31, 2005. The decrease in the percentage of remanufacturing is due to an increase in study contracts and manufacturing orders. The significant increase in study contracts is a result of new contracts and programs the Company procured.

For the twelve months ended December 31, 2006, two customers represented 61% of our revenues. As of December 31, 2006, all of our revenues were derived from our operations in the US.

Cost of Sales. Cost of revenues consists primarily of sub contractors and raw materials used in the manufacturing process, along with other related charges. Cost of sales increased 169% to $551,642 for the twelve months ended December 31, 2006, compared to $204,852 for the twelve months ended December 31, 2005, representing 48% and 45% of the total revenues for the twelve months ended December 31, 2006 and December 31, 2005 respectively. The increase in costs of sales is due to a 189% increase in revenues.

General and Administrative Expenses. General and administrative expenses decreased by 29% to $657,902 for the twelve months ended December 31, 2006, from $923,274 for the twelve months ended December 31, 2005. As a percentage of revenues, general and administrative expenses decreased to 57% for the twelve months ended December 31, 2006, as compared to 203% for the twelve months ended December 31, 2005. The decrease in our general and administrative expenses is mainly attributable to a legal judgment of $154,638 and professional legal fees in the twelve months ended December 31, 2005. The legal expenses for the twelve months ended December 31, 2006 totaled $19,604 in comparison to $141,893 for the twelve months ended December 31, 2005.These legal and professional expenses related to the specific legal action and did not recur in the twelve months ended December 31, 2006.

Interest Expense. Interest expense increased to $85,640 for the twelve months ended December 31, 2006, as compared to $13,860 for the twelve months ended December 31, 2005. The increase in our interest expense is mainly due to $42,261 in accrued interest on a legal settlement liability.

Income before Taxes. Net loss before taxes for the twelve months ended December 31, 2006 amounted to $131,017, as compared to a net loss of $688,017 for the twelve months ended December 31, 2005. The decrease in our net loss is primarily attributed to an increase in sales and a decrease in general and administrative expenses.

Taxes on Income The Company had no tax liabilities for the twelve months ended December 31, 2006 or 2005 since it incurred net losses in both years.

Net Income. Net loss for the twelve months ended December 31, 2006 was $131,017 as compared to a net loss of $688,017 for the prior year. The decrease in our loss is primarily attributed to an increase in sales and a decrease in general and administrative costs.

Earnings (Loss) Per Share. The loss per share of common stock for the twelve months ended December 31, 2006 was ($6.55) (basic and diluted shares). The loss per share of common stock for the twelve months ended December 31, 2005 was ($34.40) (basic and diluted shares).

COMPARISON OF THE BALANCE SHEET AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2005

Current Assets. Current assets amounted to $258,485 as of December 31, 2006 as compared with $118,423 as of December 31, 2005. This increase in our current assets is mainly attributable to an increase in our accounts receivable caused by an increase in sales for the year ended December 31, 2006.

Fixed Assets. Fixed assets after accumulated depreciation decreased to $25,164 as of December 31, 2006, as compared with $27,952 as of December 31, 2005.

Current Liabilities. As of December 31, 2006, current liabilities decreased to $1,252,932 as compared with $1,623,853 as of December 31, 2005. This decrease in our current liabilities is mainly attributable to a conversion of a part of a major creditor's debt from short-term debt to long-term debt.

Long-term Liabilities. Long term liabilities increased to $1,075,549 as of December 31, 2006 compared to $436,337 as of December 31, 2005. This increase in liabilities is primarily due to an increase in officer advances of $167,628 and conversion of $566,174 of a liability associated with a legal settlement to long-term debt.

Officer Advances. The Company had advances from a shareholder, Mr. Zahir Teja who is also our CEO, of $573,965 as of December 31, 2006. These advances are non-interest bearing. Of the outstanding balance, $64,590 is due on demand, and $509,375 is due September 30, 2008.

LIQUIDITY AND CAPITAL RESOURCES

Cash as of March 31, 2007, amounted to $7,429 as compared with $16,343 as of December 31, 2006, a decrease of $8,914. Net cash used in operating activities for the three months ended March 31, 2007, was $16,627. Net cash used in financing activities for the three months ended March 31, 2007 was $27,675.

Our capital investments are primarily for the purchase of equipment for services that we provide or intend to provide. This equipment includes truck, shop tools, and shop machinery

The Company leases its 10,000 square foot operating facility under a lease expiring September 30, 2007. The lease contains two, three-year renewal options. Minimum lease payments through September 30, 2007 are $61,869.

We shall continue to finance our operations mainly from the cash provided from operating activities. As of March 31, 2007, the Company had a backlog of approximately $2,152,000. Two of the orders are from two customers for the approximate amount of $1,685,000 these orders are for time, material and agreed profit. The Company collects a significant amount of these revenues on a monthly basis and progress towards milestone billing. For these types of orders, which make up most of the Company's backlog, there is no need for the Company to finance materials and labor. Additionally, management is expecting, although there can be no assurance, that additional orders will come in. The senior management is also willing to defer salary payments if necessary. As a result, the Company believes it will have enough funds from its operations to support its operations for the Year 2007.

On December 1, 2006, the Company entered into an agreement with Phoenix International Ventures, Inc. ("PIV") wherein Phoenix Aerospace, Inc. would become a wholly owned subsidiary of PIV. The effective date of this transaction was January 1, 2007. In this arrangement, Phoenix International Ventures, Inc. assumed the debt of three creditors totaling $198,000 and settled such liabilities by issuing 396,000 ordinary shares, par value of $ 0.001 of PIV for the value of $ 0.50 per share.

We may consider raising additional capital through private and/or public placements to fund possible acquisitions and business development activities and for working capital.

SEGMENTS

The Company is active only in the segment of manufacturing, upgrading and remanufacturing electrical, hydraulic and mechanical support equipment primarily for the United States Air Force and Navy and the United States defense-aerospace industry.

IMPACT OF INFLATION AND CURRENCY FLUCTUATIONS

All of the Company's business is done in the US dollar and as such, the Company does not have any issues with currency fluctuations. Costs of sales are mainly in US dollars.

Inflation in the US where we operate would affect our operational results if we are not able to match our revenues with growing expenses caused by inflation.

If the rate of inflation causes a rise in salaries or other expenses and the market conditions don't allow us to raise prices proportionally, it will have a negative effect on the value of our assets and on our potential profitability.

Recent Accounting Pronouncements

In June 2003, the Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). Commencing with our annual report for the year ended December 31, 2007, we will be required to include a report of management on our internal control over financial reporting. The internal control report must include a statement.

•	of management's responsibility for establishing and maintaining adequate internal control over our financial reporting;

•	of management's assessment of the effectiveness of our internal control over financial reporting as of year end;

•	of the framework used by management to evaluate the effectiveness of our internal control over financial reporting; and

•	that our independent accounting firm has issued an attestation report on management's assessment of our internal control over financial reporting, which report is also required to be filed

In December 2005 the SEC's advisory committee on small business recommended that the SEC allow most companies with market values of less than $700 million to avoid having their internal controls certified by auditors. The advisory committee recommended that most companies with market capitalizations under $100 million be exempted totally. It further recommended that companies with market capitalizations of $100 million to $700 million not face audits of internal controls. Some companies with large revenues but low market values would still be required to comply with the act. There can be no assurances that these proposals or similar proposals will be adopted.

In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS151 "Inventory Costs". This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing”, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). In addition, this Statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement will be effective for the Company beginning with its fiscal year ending December 31, 2007. The Company is currently evaluating the impact this new Standard will have on its operations, but believes that it will not have a material impact on the Company's financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS 153 "Exchanges of Non monetary Assets - an amendment of APB Opinion No. 29". This Statement amended APB pinion 29 to eliminate the exception for non monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non monetary assets that do not have commercial substance. A non monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of this Standard is not expected to have any material impact on the Company's financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 123(R), “Share-based Payment”. SFAS 123 (R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be re-measured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. FASB 123 (R) replaces FASB 123, Accounting for Stock-Based Compensation and supersedes APB option No. 25, Accounting for Stock Issued to Employees. This guidance is effective as of the first interim or annual reporting period after December 15, 2005 for Small Business filers.

In March 2005, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No.107 (SAB 107) which provides guidance regarding the interaction of SFAS 123(R) and certain SEC rules and regulations. The new guidance includes the SEC's view on the valuation of share-based payment arrangements for public companies and may simplify some of SFAS 123(R)'s implementation challenges for registrants and enhance the information investors receive.

In August 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections”. This statement applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement if the pronouncement does not include specific transition provisions, and it changes the requirements for accounting for and reporting them. Unless it is impractical, the statement requires retrospective application of the changes to prior periods' financial statements. This statement is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.

In February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments.” This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This Statement:

a)	Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation.

b)	Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133.

c)
Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation.

d)	Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives.

e)
Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

The fair value election provided for in paragraph 4(c) of this Statement may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of this Statement. Earlier adoption is permitted as of the beginning of our fiscal year, provided we have not yet issued financial statements, including financial statements for any interim period, for that fiscal year. Provisions of this Statement may be applied to instruments that we hold at the date of adoption on an instrument-by-instrument basis.

Adoption of this Statement is required as of the beginning of the first fiscal year that begins after September 15, 2006. The adoption of this statement is not expected to have a material impact on the Company's financial statements.

In March 2006, the FASB issued SFAS 156, “Accounting for Servicing of Financial Assets.” This Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

a)	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations.

b)	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

c)	Permits an entity to choose either the amortization method or the fair value measurement method for each class of separately recognized servicing assets and servicing liabilities.

d)
At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

e)
Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

Adoption of this Statement is required as of the beginning of the first fiscal year that begins after September 15, 2006. The adoption of this statement is not expected to have a material impact on the Company's financial statements.

In September 2006, the FASB issued Statement No. 157, "Fair Value Measurements". This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure about fair value measurement. The implementation of this guidance is not expected to have any impact on the Company's financial statements.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 106, and 132(R)" ("SFAS No. 158"). SFAS No. 158 requires companies to recognize a net liability or asset and an offsetting adjustment to accumulated other comprehensive income to report the funded status of defined benefit pension and other postretirement benefit plans. SFAS No. 158 requires prospective application, recognition and disclosure requirements effective for the Company's fiscal year ending December 31, 2007. Additionally, SFAS No. 158 requires companies to measure plan assets and obligations at their year-end balance sheet date. This requirement is effective for the Company's fiscal year ending December 31, 2009. The Company is currently evaluating the impact of the adoption of SFAS No. 158 and does not expect that it will have a material impact on its financial statements.

In September 2006, the United States Securities and Exchange Commission ("SEC"), adopted SAB No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." This SAB provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each of the company's balance sheet and statement of operations financial statements and the related financial statement disclosures. The SAB permits existing public companies to record the cumulative effect of initially applying this approach in the first year ending after November 15, 2006 by recording the necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Additionally, the use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. The Company is currently evaluating the impact, if any, that SAB 108 may have on the Company's results of operations or financial position.

In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109." This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Interpretation is effective for fiscal years beginning after December 15, 2006 and the Company is currently evaluating the impact, if any, that FASB No. 48 may have on the Company's results of operations or financial position.

Critical Accounting Policies

The preparation of financial statements and related notes requires us to make judgments, estimates, and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements.

Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements.  Note 1   to the financial statements, included elsewhere in this prospectus, includes a summary of the significant accounting policies and methods used in the preparation of our financial statements.  The following is a brief discussion of the more significant accounting policies and methods used by us.

Financial Instruments

The carrying value of certain financial instruments approximated their fair values. These financial instruments include cash, accounts receivable, accounts payable and accrued expenses, and notes payable. Fair values are assumed to approximate carrying values for these financial instruments because they are short term in nature, or are receivable or payable on demand, and their carrying amounts approximate fair value. The carrying value of the Company's notes payable approximates fair values of similar debt instruments.

Impairment of Long-Lived Assets

The Company periodically reviews the carrying amount of long lived assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets; accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

Revenue Recognition

Revenue from product sales is recognized when delivery has occurred, persuasive evidence of an agreement exists, the vendor fee is fixed or determinable, and no further obligation exists and collectability is probable. Generally, title passes on the date of shipment or delivery, depending on the terms of sale. Cost of goods sold consists of the cost of raw materials and labor related to the corresponding sales transaction. Revenue from services is recognized when the service is completed.

The Company has the same revenue recognition policy for manufacturing, re-manufacturing and upgrading activities. In the event that equipment is supplied (and not owned or bought by the Company) by the customer for re-manufacturing and upgrading activity the Company bills only for the net agreed fixed price for upgrade and remanufacturing and correspondingly recognizes that revenue.

In a certain study contract, the Company bills the customer for time, material and agreed profit on a monthly basis (as income earned); revenue is recognized when the Company invoices the customer. In other study contract the Company bills the client on progress towards milestone basis (as income earned). In such occurrences the Company reports its progress to the customer and invoices it. Revenue is recognized when the customer is invoiced.

Net (Loss) per Common Share

The Company follows SFAS 128, “Earnings per Share”. Basic earnings (loss) per common share calculations are determined by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year. Diluted earnings (loss) per common share calculations are determined by dividing net income (loss) by the weighted average number of common shares and dilutive common share equivalents outstanding. During the periods when they are anti-dilutive, common stock equivalents, if any, are not considered in the computation.

BUSINESS
General

Phoenix International Ventures, Inc. was formed to invest and develop business in the fields of aerospace and defense. We, through our wholly owned subsidiary, Phoenix Aerospace, Inc., manufacture, upgrade and remanufacture electrical, hydraulic and mechanical support equipment primarily for the United States Air Force and Navy and the United States defense-aerospace industry. Currently our support equipment is used to maintain or operate various aircrafts or aircraft systems, such as the F-22 fighter and F16 fighter, which are in current production and the P-3 surveillance plane, and various other `legacy' aircraft, which are no longer in current production.

Some of the support equipment for a number of weapon systems in current production, as well as `legacy' weapon systems-such as the previously mentioned aircraft and aircraft systems-is in need of overhaul or are obsolete and need to be replaced. The Company remanufactures some of the existing support equipment, which is in need of overhaul or facing components obsolescence issues and also manufactures new support equipment. However, frequently new support equipment is often either not available, has long delivery lead times, or very expensive to purchase. Upgrading and remanufacturing of existing support equipment thus becomes an alternative. Our remanufacturing process for existing support equipment is designed to respond to this market.

Our remanufacturing process involves breaking down the support equipment for analysis, replacing or refurbishing broken or defective components, rebuilding the support equipment, and finally testing the support equipment so that it has the same form, fit and function of the original support equipment in accordance with the original manufacturer's specifications.

The Military Market

     The U.S. military market which we contract with and seek to contract with includes two branches of the U.S. military-the U.S. Air Force and the U.S. Navy-and a number of contractors who have extensive business relationships with branches of the U.S. military.

The U.S. military market is largely dependent upon government budgets, particularly the defense budget. The funding of government programs is subject to Congressional appropriation. While U.S. defense contractors have benefited from an upward trend in overall defense spending in the last few years, the ultimate size of future defense budgets remains uncertain, current indications are that the total defense budget will increase over the next few years. However, Department of Defense programs in which we participate, or in which we may seek to participate in the future, must compete with other programs for consideration during our nation's budget formulation and appropriation processes. Budget decisions made in this environment may have long-term consequences for our size and structure and that of the defense industry. While we believe that our programs are a high priority for national defense, there remains the possibility that one or more of our programs will be reduced, extended, or terminated. Reductions in our existing programs, unless offset by other programs and opportunities, could adversely affect our ability to grow our revenues and profitability. Although multi-year contracts may be authorized in connection with major procurements, Congress generally appropriates funds on a fiscal year basis even though a program may be expected to continue for several years. Consequently, programs are often only partially funded and additional funds are committed only as Congress makes further appropriations.

The U.S. Government and U.S. Defense Contractors Contracting Process

The Company's U.S. government contracts are obtained through the Department of Defense procurement process as governed by the Federal Acquisition Regulations and related regulations and agency supplements, and are historically fixed-price contracts. This means that the price is agreed upon before the contract is awarded and we assume complete responsibility for any difference between estimated and actual costs. For the fiscal year ended December 31, 2005, all of our revenues were derived from fixed-price contracts. Subsequent to September 30, 2006, the Company has entered into several cost plus contracts. This means that under the applicable agreement, the Company is entitled to be reimbursed for its costs and is entitled to be paid a fixed rate of return. What constitutes reimbursable costs and the prescribed rate of return is ordinarily subject to negotiation.

Under the Truth in Negotiations Act of 1962 (the “Negotiations Act”), the U.S. government has the right for three years after final payment on certain negotiated contracts, subcontracts and modifications, to determine whether the Company furnished the U.S. government with complete, accurate and current cost or pricing data as defined by the Negotiations Act. If the Company fails to satisfy this requirement, the U.S. government has the right to adjust a contract or subcontract price by the amount of any overstatement as defined by the Negotiations Act.

U.S. government contracts permit the U.S. government to unilaterally terminate these contracts at its convenience. In the event of such termination, we are entitled to reimbursement for certain expenditures and overhead as provided for in applicable U.S. government procurement regulations. Generally, this results in the contractor being reasonably compensated for work actually done, but not for anticipated profits. The U.S. government also may terminate contracts for cause if the Company fails to perform in strict accordance with contract terms. Termination of, or elimination of appropriation for, a significant government contract could have a material adverse effect on our business, financial condition and results of operations in subsequent periods. Similarly, U.S. government contracts typically permit the U.S. government to change, alter or modify the contract at its discretion. If the U.S. government were to exercise this right, the Company could be entitled to reimbursement of all allowable and allocable costs incurred in making the change plus a reasonable profit.

Depending on the size, complexity, and duration of the particular agreement, the U.S. government may either pay for the manufactured or remanufactured product upon delivery and acceptance thereof or pay for the manufactured or remanufactured product in installments upon the accomplishment of specified milestones.

Ordinarily, a prospective vendor looking to do business with the U.S. Department of Defense or with U.S. defense contractors has to prepare the company to be ISO (International Standard Organization) certified. This means that it has to have proper written management procedures on all facets of its business including but not limited to, quoting to a customer, receiving purchase orders, issuing purchase orders, issuing work orders, tracking work orders, quality control for incoming materials and outgoing finished goods and inspections and acceptance, etc. and that the vendor is operating its business following these procedures.

Once a vendor has these management procedures in place, it has to engage the services of an independent certified company that is qualified to audit these procedures and confirm that the vendor is following them in its day-to-day operations. This will result in a vendor being ISO certified. This certification does not mean that the vendor has technical capabilities or the ability to perform on a contract. This certification informs a potential customer that the company has written procedures and that it follows them to conduct its day-to-day business.

To obtain this certification is burdensome and time consuming because the vendor has to have a full complement of personnel in different departments who are able to perform tasks per the written procedures; all the while no revenues are generated. The Company has already received this certification in 2003, which certification was recently renewed, effective April 26, 2007, for an additional three year period.

Once a vendor is ISO certified, a vendor is in a position to solicit business from a defense contractor (customer), who frequently has its own quality assurance program. Typically, for the first contract/purchase order, if the customer decides it wants to procure goods and services from a vendor, then the customer prior to issuing a contract/purchase order would schedule to send (generally at its own expense), an inspector or team of inspectors to go to the vendor facility and determine for itself, using its own criteria: the technical capabilities, facilities, quality assurance procedures etc. Once satisfied, then and only then they will issue a purchase order. This is done at the expense of the customer and the customer will only spend money for this expense, if it determines that the vendor has the possibility to supply goods and services that is beneficial to the customer.

This appraisal of the vendor by a customer prior to issuing a contract/purchase order to the vendor gives the customer reasonable assurance that the goods and services it is procuring from a vendor will be delivered to them in the manner prescribed in the contract/purchase order. Especially in the current acquisition method where goods and services are purchased with just-in-time-delivery, whereby the customers wants to receive the goods and services just when it needs to deliver to its clients, instead of tying up resources and putting them in inventory.

Products and Services

Our support equipment is used to maintain or operate various aircrafts or aircraft systems, such as the F-22 fighter and F16 fighter, each of which is in current production and the P-3 surveillance plane and various other `legacy' aircraft which are no longer in current production.

We have remanufactured or are currently remanufacturing (a) for the U.S. Navy, BR-61 electrical/electronic Test Sets, used to test aircraft environmental systems for the P-3 surveillance plane, (b) for Lockheed Martin, MJ1A Weapons loaders (multi-platform) for use by the U.S. Air Force, and (c) for Lockheed Martin, A/M32A-95 Air Start Carts (multi-platform) for the U. S. Air Force's F-22 fighter .  With respect to each of the previously described programs, we break down the support equipment for analysis, replacing or refurbishing broken or defective components, rebuilding the support equipment, and finally testing the support equipment so that it has the same form, fit and function of the original support equipment in accordance with the original manufacturer's specifications.

We are currently manufacturing (a) for Northrop Grumman Corporation, new RST-184 Air Start Carts (multi-platform), (b) for the U.S. Navy, new test set adaptors (Time Domain Reflectometer Adaptors), and (c) for the U.S. Air Force, new Pitot Adaptor Sets, used to check air speed systems.

On occasion, the Company has been engaged by a branch of the U.S. military, to perform a feasibility study for various different items of support equipment to address obsolescence issues and recommend solutions to extend service life for the item of support equipment analyzed. Once the recommended solution is approved by the branch of the U.S. military, then the Company would be requested to manufacture several units of each item as proof of concept.

One of the outgrowths of such a study is the potential to be awarded a contract to implement the study's recommendations.

Market Opportunity and Strategy

Management believes that the scope of the market opportunity for manufacturing and remanufacturing/refurbishing support equipment for the U.S. military market is viable. The viability of the business opportunity is supported by the following market characteristics:

•	the aging support equipment in the field at large;

•	the growing demand for U.S. military preparedness given the current global political climate;

•	the surge in defense spending from a little over $300 billion before the September 11, 2001 attacks on the United States to over $400 billion annually; and

•	the U.S. military's insistence that defense contractors operate efficiently and timely to deliver the much needed military equipment.

        It is difficult to determine what portion of the above referenced defense spending will be allocated to manufacturing, remanufacturing, and refurbishing of support equipment. Moreover, there is no assurance that the previously set forth market characteristics will not change. See “RISK FACTORS-   Demand for our defense-related products depends on government spending” and “BUSINESS-U.S. Military Market”  .

        The military market is currently dominated by major players such as Lockheed Martin Corporation, Honeywell International Inc., Northrop Grumman Corporation, and DRS, Inc. The Company has no intention to compete with these large defense contractors, rather it seeks to establish approved contractor, licensing, and teaming relationships with defense contractors such as Lockheed Martin and Honeywell. Management believes that these contractual relationships, coupled with the Company being designated a U.S. Navy and U.S. Air Force “Prime Contractor” and a U.S. Navy Designated Repair Depot for certain support equipment, will facilitate the Company's ability to successfully bid on and timely complete contracts with branches of the U.S. military.

Customization

        Customization of our products is not a material aspect of our business.

Supply and Manufacturing

        The Company's design, engineering and assembly facilities are located in its Carson City, Nevada headquarters. These facilities comply with certain U.S. military requirements necessary for the manufacture and assembly of products supplied to it and the Company has qualified its facility in order to meet the quality management and assurance standards (ISO-9001)/2000) of the International Organization for Standardization, an international rating organization.

        In the course of its remanufacturing process for a particular product, the Company must obtain replacement parts for worn out or defective components. In this circumstance, we may seek to purchase the replacement component from the original manufacturer or a distributor. Except as described below, we are not ordinarily a party to any formal written contract regarding the deliveries of supplies and components or their fabrication. The Company usually purchases such items pursuant to written purchase orders of both individual and blanket variety. Blanket purchase orders usually entail the purchase of a larger amount of items at fixed prices for delivery and payment on specific dates.

        The Company relies on suppliers located in the United States and Europe. Certain components used in its products are obtained from sole sources. We have occasionally experienced delays in deliveries of components and may experience similar problems in the future. In an attempt to minimize such problems when the Company secures a contract, which involves parts that are generally more difficult to obtain, the Company may obtain the parts and keep them in inventory. However, any interruption, suspension or termination of component deliveries from the Company's suppliers could have a material adverse effect on its business.

        Ordinarily, the Company will not agree to remanufacture a particular support unit unless Management believes that there are readily available sources of supply. Although Management believes that in nearly every case alternate sources of supply can be located, inevitably a certain amount of time would be required to find substitutes. During any such interruption in supplies, the Company may have to curtail the production and sale of the affected products for an indefinite period.

        The Company entered into an arrangement with a defense equipment manufacturer in October, 2003 concerning licensing such manufacturer's technical data in connection with the repair/refurbishment of P-3 support equipment for sale to the U.S. government. This agreement is a non-transferable, non-exclusive royalty bearing license. Royalties related to sales of the support equipment are to be paid by the Company to the particular licensor for a term of five years. The respective parties' performance is subject to other terms, conditions and restrictions, including, without limitation, the maintenance of certain quality standards.

The Company entered into a purchase agreement and related license and technical assistance agreements dated June, 2005 with a defense equipment manufacturer concerning the assembly and sale of a ground power unit comprised of a cart, a control panel, a turbine engine, an electrical generator, and other components. Under the agreement, the Company is the designated supplier of this ground power unit for North America and for any other foreign military sales customer requirements through North American defense contractors. The defense manufacturer is required to provide kits comprised of specified components and the Company procures certain other components of the ground power units. The term of the agreement is three years subject to the Company's compliance with various terms and conditions.

Warranty and Customer Service

The Company usually provides one-year warranties on all its products covering both parts and labor although extended warranties may be purchased by customers. At its option, the Company repairs or replaces products that are defective during the warranty period if the proper usage and preventive maintenance procedures have been followed by its customers. Repairs that are necessitated by misuse of such products or are required beyond the warranty period are not covered by its normal warranty.

In cases of defective products, the customer typically returns them to the Company's Carson City, Nevada facility. Its service personnel then replace or repair the defective items and ship them back to the customer. Generally, all servicing is done at the Company's plant, and it charges its customers a fee for those service items that are not covered by warranty. Except for its extended warranties, it does not offer its customers any formal written service contracts.

Marketing and Sales

The Company markets its products and services through direct contact with officials of branches of the U.S. military and officials of various major defense contractors. In addition the Company promotes its products and services through the dissemination of product literature to potential customers and the attendance and exhibition at trade shows and seminars. The Company does not have an internal sales force specifically dedicated to the sales and marketing of the Company's products and services. The Company does not advertise in trade periodicals. Management believes that most of the Company's sales leads are generated by word-of-mouth referrals.

In the military market, the sales cycle for the Company's products usually entails a number of complicated steps and can take from six months to two years. The sales cycle in the commercial markets is generally not as complex or time consuming, but still may take as long as two years. Sales to the military and government markets are greatly influenced by special budgetary and spending factors pertinent to these organizations.

Customers

The Company sells its products, directly or indirectly, primarily to the U.S. military market and large aerospace and military contractors supplying the U.S. military market.

The following chart sets forth for the fiscal period indicated the names of the Company's five largest customers and their respective percentages of the Company's total sales

Name	Fiscal Period	% of Total Sales
	Twelve Months Ended:
	2006

Lockheed Martin		36
U.S. Air Force		24
Kellstrom		11
U.S. Navy		10
Honeywell Aerospace		6
	2005
Honeywell Aerospace		58
U.S. Navy		22
Honeywell GmbH		16
U.S. Air Force		2

The loss of any of these customers could have a material adverse impact on the Company's business.

Competition

The Company competes in its market against other concerns, most of which are larger and have greater financial, technical, marketing, distribution and other resources than the Company. It competes on the basis of service, performance, reliability, price, and deliveries.

The Company encounters competition from Lockheed Martin Corporation, Boeing Corporation, Honeywell Aerospace GmbH, United Technologies Corporation, Northrop Grumman Corporation, and DRS, Inc. as well as from Engineered Support Systems, Inc. and Logistical Support, Inc. See "RISK FACTORS-Competition".

In the military and government markets, the Company will often be engaged, directly or indirectly, in the process of seeking competitive bid or negotiated contracts with government departments and agencies. These government contracts are subject to the Federal Acquisition Regulations with which the Company may have difficulty complying. However, the Company is often one of only a few companies whose products meet the required specifications designated by such customers.

Management believes that there are a number of barriers to entry into the military market. A would-be entrant would ordinarily, first need to obtain ISO9000 or applicable ISO certification. Then, customers in the U.S. defense industry and U.S. government departments would then certify such entrant's facilities, technical capabilities, and quality assurance program before such entrant can qualify to do business. The startup costs, Management believes, to get certified and to become an approved vendor are substantial. In addition, the would-be entrant must become familiar with and be willing to accept the risks of the U.S. government military procurement system described elsewhere in this prospectus. See “BUSINESS-The U.S. Government and U.S. Defense Contractors Contracting Process” above and “BUSINESS-Government Regulations and Contracts; Compliance with Government Regulation” below.

Management believes that the Company has the following competitive advantages over would-be entrants into the U.S. military markets. It is a:

•	Lockheed Martin Aeronautics Company Licensee;

•	Lockheed Martin Aeronautics Company approved vendor;

•	Lockheed Martin Simulation, Training and Support approved vendor;

•	Lockheed Martin Air Logistics Center approved vendor;

•	U.S. Navy Prime Contractor;

•	U.S. Navy Designated Depot Repair Center for Certain Support Equipment;

•	U.S. Air Force Prime Contractor;

•	Honeywell Aerospace GmbH approved vendor;

•	Honeywell Aerospace GmbH Licensee;

•	Northrop Grumman approved vendor;

•	ISO 9001/2000 Certified; and

•	Experienced with the U.S. government contracting process.

Backlog

As of March 31, 2007, the Company's backlog was $2,152,000 as compared with backlog of $511,000 as of March 31, 2006. Four customers accounted for approximately 47%, 32%, 17%, and 3% of such backlog as of March 31, 2007. The Company presently expects to manufacture and deliver most of the products in backlog within the next 12 months.

Substantially all the Company's backlog figures are based on written purchase orders or contracts executed by the customer and involve product deliveries. All orders are subject to cancellation. However, in that event, the Company is generally entitled to reimbursement of its cost and negotiated profits; provided that such contract would have been profitable.

Research and Development Activities

The Company does not devote a material amount of time to separate research and development activities.

Intellectual Property

To date, Company generated proprietary information and know-how are an important aspect to the Company's commercial success. Although the Company does not have a separate research and development department, the Company nevertheless obtains important proprietary information and know-how in connection with the fulfillment of its obligations under its agreements with the U.S government and defense contractors. The Company has entered into two licensing arrangements whereby the specified U.S. defense contractor has agreed to share its technical data under licensing agreements concerning the sale of particular support equipment to a branch of the U.S. military. The Company holds no patents or copyrights and does not have trademark protection for the Phoenix International Ventures or Phoenix Aerospace names. The Company requires each of its employees to sign confidential information agreements. There can be no assurance that others will not either develop independently the same or similar information or obtain and use proprietary information used by the Company.

Management believes that its products do not infringe the proprietary rights of third parties. In this regard, the Company seeks to obtain representations and warranties of non-infringement from persons with respect to whom the Company enters into technical data licensing agreements. There can be no assurance, however, that third parties will not assert infringement claims against it in the future or be successful in asserting such claims.

Subsidiaries

The Company has two wholly owned subsidiaries: Phoenix Aerospace, Inc., a Nevada corporation, and Phoenix Europe Ventures, Ltd., an Israeli corporation.

Government Regulations and Contracts; Compliance with Government Regulation

Due to the nature of the products designed, manufactured and sold by the Company for military applications, it is subject to certain U.S. Department of Defense regulations. In addition, commercial enterprises engaged primarily in supplying equipment and services, directly or indirectly, to the United States government are subject to special risks such as dependence on government appropriations, termination without cause, contract renegotiation and competition for the available Department of Defense business. The Company has no material Department of Defense contracts, however that are subject to renegotiation in the foreseeable future and is not aware of any proceeding to terminate material Department of Defense contracts in which it may be indirectly involved. In addition, many of the Company's contracts provide for the right to audit its cost records and are subject to regulations providing for price reductions if inaccurate cost information was submitted by the Company.

Government contracts governing the Company's products are often subject to termination, negotiation or modification in the event of changes in the government's requirements or budgetary constraints. A majority of the products sold by the Company for government applications are sold to companies acting as contractors or subcontractors and not directly to government entities. Agreements with such contractors or subcontractors generally are not conditioned upon completion of the contract by the prime contractor. To the extent that such contracts are so conditioned, a failure of completion may have a material adverse effect on the Company's business. Currently, it does not have any contracts so conditioned.

The contracts for sale of its products are generally fixed-priced contracts. This means that the price is set in advance and generally may not be varied. Such contracts require the Company to properly estimate its costs and other factors prior to commitment in order to achieve profitability and compliance. The Company's failure to do so may result in unreimbursable cost overruns, late deliveries or other events of non-compliance.

Under certain circumstances, the Company is also subject to certain U.S. State Department and U.S. Department of Commerce requirements involving prior clearance of foreign sales. Such export control laws and regulations either ban the sale of certain equipment to specified countries or require U.S. manufacturers and others to obtain necessary federal government approvals and licenses prior to export. As a part of this process, the Company, in the event it engages foreign distributors, would generally require such foreign distributors to provide documents which indicate that the equipment is not being transferred to, or used by, unauthorized parties abroad.

The Company and its agents are also governed by the restrictions of the Foreign Corrupt Practices Act of 1977, as amended, ("FCPA") which prohibits the promise or payments of any money, remuneration or other items of value to foreign government officials, public office holder, political parties and others with regard to the obtaining or preserving commercial contracts or orders. The Company has required its foreign distributors to comply with the requirements of FCPA All these restrictions may hamper the Company in its marketing efforts abroad.

The Company's manufacturing operations are subject to various federal, state and local laws, including those restricting or regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment. The Company is not involved in any pending or threatened proceedings which would require curtailment of, or otherwise restrict its operations because of such regulations, and compliance with applicable environmental laws has not had a material effect upon its capital expenditures, financial condition or results of operations.

Management believes that although compliance with applicable federal laws and regulations involves certain additional procedures by the Company that would not otherwise be required, such compliance has not generally inhibited or limited the Company's ability to enter into material contracts.

Employees

As of June 1, 2007, the Company had five full time employees, including two officers, and also had two part time employees, including one officer. Five of these employees were engaged in operations and two were engaged in administration, marketing, and business development.

None of its employees are covered by a collective bargaining agreement or are represented by a labor union. The Company considers its relationship with its employees to be satisfactory.

The design and manufacture of the Company's equipment requires substantial technical capabilities in many disparate disciplines from engineering, mechanics and electronics. While management believes that the capability and experience of its technical employees compares favorably with other similar manufacturers, there can be no assurance that it can retain existing employees or attract and hire the highly capable technical employees necessary in the future on terms deemed favorable to it, if at all. See "RISK FACTORS-Our inability to attract and retain qualified engineering personnel could impair our ability to continue our business."

Properties and Facilities

The Company leases a 10,000 square foot facility located at 2201 Lockheed Way, Carson City, Nevada, which is used as its principal corporate headquarters and manufacturing plant. This facility, which is considered adequate for present and anticipated future needs, is a one story, brick building in a commercial-industrial area. The lease on this space terminates on September 30, 2007. At the Company's option, the lease may be extended for two successive three-year terms, so long as the Company is not in default under the lease. The lease provides for a fixed monthly rent of (a) $4,024 for the twelve month period from October 1, 2004 through September 30, 2005; (b) $4,527 for the twelve month period from October 1, 2005 through September 30, 2006; and (c) $5,030 for the twelve month period from October 1, 2006 through September 30, 2007. The Company pays for its own utilities and is responsible to maintain liability insurance covering the premises as well as to pay the real and personal property taxes assessed on the premises. Management believes that this facility will meet its operational needs for the foreseeable future.

LEGAL PROCEEEDINGS

The Company and Mr. Teja have entered into a settlement agreement with Kellstrom Defense Aerospace, Inc. This settlement agreement compromises a final judgment in the amount of $1,173,913 entered in connection with an action brought by Kellstrom against the Company in the United States District Court for the Southern District of Florida. Under this agreement, the Company has paid Kellstom $50,000. The Company has also paid the first three of four installment of $25,000. The remaining one installment of $25,000 is due on July 1, 2007. The Company has also issued Kellstrom a $500,000 purchase credit to be applied towards the purchase of materials and services from the Company. Upon the Company's making of the previously described payment and Kellstrom's utilization of the previously described purchase credit, Kellstrom will forgive certain of the Company's obligations under an agreement previously entered into between the Company and Kellstrom. Effective October 1, 2006, the Company has also assumed Kellstrom's obligation as tenant under a lease for the Carson City, Nevada facility. See “Properties and Facilities.” The settlement agreement contains other terms and conditions. If the Company fails to make the required settlement payments, then Kellstrom may seek to collect the total unpaid balance of the final judgment. The Company does not currently have the financial resources to pay off the total unpaid balance of the final judgment.

Under a Stipulation for Entry of Judgment, effective December 1, 2004, Mike Davidov d/b/a Mike Davidov Investments, obtained a judgment in Superior Court of California, County of Los Angeles, Central District in the aggregate amount of $91,343 against Phoenix Aerospace, Inc. and Mr. Teja. In the underlying action, Mr. Davidov sought to collect on a promissory note issued by Phoenix Aerospace, Inc. and Mr. Teja in the original principal amount of $84,617 and accrued interest thereon of $25,385. The Stipulation provided for monthly payments of $10,000 each before the tenth day of the applicable month until the outstanding balance is paid in full. Upon a payment default, Mr. Davidov has the right to seek a Writ of Execution. As of the date of this registration statement, Phoenix Aerospace, Inc. and Mr. Teja have not fulfilled all of their payment obligations under the Stipulation in accordance with the terms thereof. As of March 31, 2007, the balance of the promissory note referenced in the Stipulation for Entry of Judgment, plus interest, was $90,437.  The Company has recently received notice that Mr. Davidov has filed a Notice of Foreign Judgment in the Second Judicial District of the State of Nevada, County of Washoe.

The Company knows of no other material litigation or proceeding, pending or threatened, to which it is or may become a party. Our address for service of process in Nevada is 1802 N. Carson Street, Suite 212, Carson City, Nevada, 89701.

MANAGEMENT

Our officers and directors and further information concerning them are as follows:

Name	Age	Position
Zahir Teja	53	President, Chief Executive Officer, Director
Neev Nissenson	28	Vice President, Secretary, Director
Teja N. Shariff	52	Treasurer, Chief Financial Officer, Chief Accounting Officer

Zahir Teja, age 53, has served as the Company's President and Chief Executive Officer since the Company's inception. He holds this position at the pleasure of the Board of Directors. He has also been a member of the Board of Directors since the Company's inception. His term as a board member is one year until the next meeting of stockholders and until his successor has been duly elected and qualified. From April, 2003 to the present, Mr. Teja, was the founder and sole owner of Phoenix Aerospace, Inc., a company engaged in the business of design, modifications and manufacturing of support equipment of military aircraft. Prior to that engagement, Mr. Teja was engaged from June, 2000 to March, 2003 as a consultant with American Valley Aviation, Inc., a manufacturer and remanufacturer of ground support equipment. His primary responsibilities were in the areas of marketing and sales and business development in ground support equipment.

Under a consulting agreement dated October 2, 2006 as amended, among the Company, Mr. Teja, and Anney Business Corp., a British Virgin Islands corporation, the parties agreed, among other things, to vote their shares to nominate Zahir Teja and Neev Nissenson as directors and appoint Mr. Teja as President and Mr. Nissenson as Vice President. See “Consulting Agreement.”

Neev Nissenson, age 28, has served as the Company's Vice President since the Company's inception. He holds this position at the pleasure of the Board of Directors. He has also been a member of the Board of Directors since the Company's inception. His term as a board member is one year until the next meeting of stockholders and until his successor has been duly elected and qualified.

Mr. Nissenson is also responsible for the day to day operations of Phoenix Europe Ventures, Ltd., the Company's wholly owned Israeli subsidiary. For more than the past five years, he has been engaged by Dionysos Investments Ltd., a consulting company; he was responsible for numerous business development projects for private and public companies. Mr. Nissenson is an armored platoon commander in the Israeli Defense Forces (Reserve) Armored Corps with a rank of Lieutenant. He holds a bachelor of the arts degree in General History and Political Science from Tel Aviv University and is currently studying for Executive Master's degree in Business Administration specializing in Integrative Management at the Hebrew University of Jerusalem.

Under a consulting agreement dated October 2, 2006 as amended, among the Company, Mr. Teja, and Anney Business Corp., the parties agreed, among other things, to vote their shares to nominate Zahir Teja and Neev Nissenson as directors and appoint Mr. Teja as President and Mr. Nissenson as Vice President. See “Consulting Agreement.”

Teja N. Shariff, age 52, has served as the Company's Chief Financial Officer and Chief Accounting Officer since the Company's inception. He holds this position at the pleasure of the Board of Directors. Mr. Shariff is the principal owner of the Teja N. Shariff, CPA accounting firm. He has held this position for more than the past five years. Mr. Shariff received a B.Sc. in Accounting from the California State University at Long Beach.

Mr. Teja and Mr. Shariff are brothers. Aside from the foregoing, there are no family relationships among our directors, executive officers, or persons nominated or chosen by us to become directors or executive officers.

Committees of the Board of Directors

The Company does not have a nominating, compensation or audit committee.

Director Independence

Using the independence requirements of the American Stock Exchange, the Company has determined that none of its directors can be deemed to be independent.

Compensation of the Board of Directors

Directors are not paid any fees or compensation for services as members of our board of directors or any committee thereof.

Code of Ethics

We have adopted a Code of Ethics within the meaning of Item 406(b) of Regulation S-B. This Code of Ethics applies to our principal executive officer, our principal financial officer and principal accounting officer, as well as all other employees, and is filed herewith. If we make substantive amendments to this Code of Ethics or grant any waiver, including any implicit waiver, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K within four business days of such amendment or waiver.

Limitation on Liability and Indemnification of Directors and Officers

Section 78.7502 of the Nevada Revised Statutes, as amended (the “Nevada Statute”), provides that, in general, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he is not liable pursuant to Section 78.138 of the Nevada Statute or acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 provides that the termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Section 78.138 of the Nevada Statute or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Section 78.7502 further provides that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the Nevada Statute further provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) of Section 78.7502, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our articles of incorporation provide that we shall indemnify our directors to the full extent permitted by applicable corporate law now or hereafter in force. However, such indemnity shall not apply if the director did not (a) act in good faith and in a manner the director reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal action or proceeding, have reasonable cause to believe the director's conduct was unlawful. We shall advance expenses for such persons pursuant to the terms set forth in our by-laws, or in a separate Board resolution or contract.

Our by-laws provide for the indemnification of officers and directors to the fullest extent possible under Nevada Law, against expenses (including attorney's fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of us. We are also granted the power, to the maximum extent and in the manner permitted by the Nevada Revised Statutes, to indemnify each of our employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was our agent.

Insofar as indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

EXECUTIVE COMPENSATION

The following chart sets forth the base salary, bonus and other compensation, including any awards of stock options for the indicated named executive:

Summary Compensation Table

Name and Principal Position	Year	Salary	($)	Bonus	($)	Stock Awards	($)	Options Awards	($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings		Total
Zahir Teja Cheif Executive Officer President(1)	2006 2005	120,000 120,000		-0- -0-		-0- -0-		-0- -0-	(4)		$ $	120,000 120,000
Neev Nissenson Vice President/Secretary(2)	2006 2005	-0- -0-		-0- -0-				-0- -0-	(5)			-0- -0-
Teja N. Shariff Chief Financial Officer(3)	2006 2005	-0- -0-		-0- -0-								-0- -0-

(1) Mr. Teja's employment agreement with the Company described above has recently been declared effective. As per his employment agreement with Phoenix Aerospace, Inc., Mr. Teja is due an annual salary of $120,000 per year. In 2006, Mr. Teja, in order to free up cashflow for operations has agreed to defer all of his annual salary.

(2) Mr. Nissenson's employment agreement with the Company described above has recently been declared effective.

(3) Mr. Shariff's employment agreement with the Company described above has been recently declared effective.

(4) Under the employment agreement, the Company has granted Mr. Teja an option to purchase 660,000 shares of the Company's common stock for an exercise price of $.50 per share. The option terminates December 31, 2010.

(5) Under the employment agreement, the Company has granted Mr. Nissenson an option to purchase 330,000 shares of the Company's common stock for an exercise price of $.50 per share. The option terminates December 31, 2010.

Employment Agreements

The Company has entered into an employment agreement with Zahir Teja to serve as the Company's Chief Executive Officer and President. The term of the Agreement is 36 months commencing on April 26, 2007.(the “Effective Date”) The term shall be automatically extended for additional one year periods, unless either party notifies the other in writing at least 90 days prior to the expiration of the then existing term of its intention not to extend the term.

Mr. Teja's base compensation is $120,000 for the first 12 months, $180,000 for the second 12 months, and no less than $180,000 for the third 12 months during the term. Mr. Teja shall be entitled to receive annually a bonus and success fee calculated as follows: the product of (A) one percent (1%) and (B) all revenues from the Company's operations in excess of $4,000,000. The foregoing bonus and success fee shall not exceed $130,000 during any twelve month period. Mr. Teja is also entitled to certain fringe benefits and reimbursement of expenses. The employment agreement may be terminated by the Company for “Cause” and may be terminated by Mr. Teja for “Good Reason” or on 90 days' notice.

Under the employment agreement, the Company has granted Mr. Teja an option to purchase 660,000 shares of the Company's common stock for an exercise price of $.50 per share. The option terminates December 31, 2010.

The Company has entered into an employment agreement with Neev Nissenson to serve as the Company's Vice President. The term of the Agreement is 36 months commencing on the Effective Date. The term shall be automatically extended for additional one year periods, unless either party notifies the other in writing at least 90 days prior to the expiration of the then existing term of its intention not to extend the term.

Mr. Nissenson's base compensation is $75,000 for the first 12 months, $126,000 for the second 12 months, and no less than $126,000 for the third 12 months during the term. Mr. Nissenson is also entitled to certain fringe benefits and reimbursement of expenses. The employment agreement may be terminated by the Company for “Cause” and may be terminated by Mr. Nissenson for “Good Reason” or on 90 days' notice.

Under the employment agreement, the Company has granted Mr. Nissenson an option to purchase 330,000 shares of the Company's common stock at an exercise price of $.50 per share. The option terminates December 31, 2010.

The Company has entered into an employment agreement with Teja N. Shariff to serve as the Company's Chief Financial Officer. The term of the Agreement is 24 months commencing on the Effective Date. The term shall be automatically extended for additional one year periods, unless either party notifies the other in writing at least 90 days prior to the expiration of the then existing term of its intention not to extend the term.

Mr. Shariff's base compensation is $5,000 per month during the term. Mr. Shariff is also entitled to certain fringe benefits and reimbursement of expenses. The employment agreement may be terminated by the Company for “Cause” and may be terminated by Mr. Shariff for “Good Reason” or on 90 days' notice.

Consulting Agreement

The Company has entered into a Consulting Agreement dated October 2, 2006 with Mr. Teja, and Anney Business Corp., a British Virgin Islands company (“Anney”), which is wholly owned and controlled by the Nissenson family. Haim Nissenson, who is the father of Neev Nissenson our Vice President, is the Chairman of Anney. The term of the Agreement shall run so long as Mr. Teja and the Nissenson family are stockholders of the Company. The Agreement's effective date was April 26, 2007 (“Effective Date”). Under the Agreement, Anney has agreed to provide consulting services to the Company. For providing these services, Anney will receive a fee of $10,000 per month. Anney is also entitled to receive annually a bonus and success fee calculated as follows: the product of (A) one percent (1%) and (B) all revenues from the Company's operations in excess of $4,000,000. The foregoing bonus and success fee shall not exceed $130,000 during any twelve month period. The Company has granted Anney an option to purchase 330,000 shares of the Company's common stock at an exercise price of $.50 per share. The option terminates December 31, 2010.

The parties have also agreed to vote their shares to nominate Zahir Teja and Neev Nissenson as directors and to appoint Mr. Teja as President and Mr. Nissenson as Vice President. Until this registration statement has been declared effective, the Company has agreed not to issue any additional shares of its capital stock without the approval of Anney. Each of Mr. Teja and Anney has further agreed to give the other the right of first refusal if he wants to sell any of his shares. The Agreement contains other terms and conditions. Haim Nissenson is the father of Neev Nissenson.

SECURITY OWNERSHIP Of CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of the date of this prospectus, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title Of Class	Name and Address of Beneficial Owner(1)(2)	Position with the Company	Amount Of Beneficial Ownership	Percent Of Class

Common Stock	Zahir Teja(3)	President, CEO, Director	6,348,000	83%

Common Stock	Neev Nissenson(4)	Vice President, Director	3,268,000	45%

Common Stock	Teja N. Shariff(5)	CFO, Treasurer	296,000	4%

Common Stock	Anney Business Corp.(6) Rue Arnold Winkelried 8, Case postale 1385, 1211 Geneve 1, Switzerland	5% Stockholder	6,475,000	88%

Common Stock	All Officers and Directors as a group that consists of 3 persons		7,374,000	92%
______________________________
(1) Unless otherwise indicated, the address is care of Phoenix International Ventures, Inc., 2201 Lockheed Way, Carson City, Nevada 89706.

(2) Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table.

(3) Mr. Teja's share holdings consist of 3,150,000 shares of the Company's common stock beneficially owned by him. Under his employment agreement, Mr. Teja owns an option to purchase up to 660,000 shares of the Company's common stock at an exercise price of $.50 per share. This option expires December 31, 2010. Under irrevocable proxies signed by the holders of 2,538,000 shares of the Company's common stock, Mr. Teja and Neev Nissenson have been appointed, jointly and severally, as attorneys-in-fact to vote such holders' shares for a period of seven years. Under the Consulting Agreement among the Company, Anney Business Corp. and Mr. Teja, Mr. Teja and Anney have an understanding to vote their shares at shareholders meetings; accordingly, Mr. Teja may be deemed to be the beneficial owner of the 457,000 shares of the Company's common stock beneficially owned by Anney. Mr. Teja and Mr. Shariff are brothers.

(4) Neev Nissenson's share holdings consist of 395,000 shares of the Company's common stock beneficially owned by him and 5,000 shares of the Company's common stock beneficially owned by his wife. Mr. Nissenson disclaims beneficial ownership of the shares owned by his wife. Under his employment agreement, Mr. Nissenson owns an option to purchase up to 330,000 shares of the Company's common stock at an exercise price of $.50 per share. This option expires December 31, 2010. Under irrevocable proxies signed by the holders of 2,538,000 shares of the Company's common stock, Mr. Teja and Mr. Nissenson have been appointed, jointly and severally, as attorneys-in-fact to vote such holders' shares for a period of seven years.

(5) Mr. Shariff's share holdings consist of 200,000 shares of the Company's common stock beneficially owned by him. Under a Debt Conversion Agreement, Mr. Shariff was issued 96,000 shares of the Company's common stock in consideration of the cancellation of the Company's Note in the outstanding principal amount of $48,000. Mr. Shariff and Mr. Teja are brothers.

(6) Anney Business Corp.'s share holdings consist of 457,000 shares of the Company's common stock beneficially owned by it. Under its consulting agreement with the Company, Anney owns an option to purchase up to 330,000 shares of the Company's common stock at an exercise price of $.50 per share. This option expires December 31, 2010. Under the same consulting agreement, Anney and Mr. Teja have an understanding to vote their shares at shareholders meetings; accordingly, Anney may be deemed to be the beneficial owner of the 3,150,000 shares of the Company's common stock beneficially owned by Mr. Teja and the 2,538,000 shares of the Company's common stock with respect to which Mr. Teja has been appointed an attorney-in-fact.

The percent of class is based on 6,996,000 shares of common stock issued and outstanding as of the date of this prospectus.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

• any of our directors or officers;

• any person proposed as a nominee for election as a director;

• any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

• any of our promoters; and

• any relative or spouse of any of the foregoing persons who has the same house as such person.

The Company and Phoenix Aerospace, Inc. have entered into a Share Exchange Agreement dated as of December 1, 2006. Under the Share Exchange Agreement, Zahir Teja, the sole owner and principal of Phoenix Aerospace, Inc. will exchange all the issued and outstanding shares of Phoenix Aerospace, Inc. common stock for 3,000,000 shares of the common stock of the Company. As a result of this transaction, Phoenix Aerospace, Inc. became a wholly owned subsidiary of the Company, and Mr. Teja became a principal stockholder of and continued to be a principal of the Company. The effective date of this transaction was January 1, 2007.

In December, 2006, Phoenix Aerospace, Inc. entered into a Debt Conversion Agreement with Teja N. Shariff, the Company's CFO and a creditor. Under this agreement, Phoenix Aerospace, Inc. agreed to cause the Company to issue to Mr. Shariff 96,000 shares of the Company's common stock in consideration of the cancellation of a Note in the outstanding principal amount of $48,000. We also agreed to provide Mr. Shariff with piggy back registration rights for one occasion. If the registration statement relative to the common stock being issued to Mr. Shariff has not been declared effective within 12 months of the date of the agreement, then Mr. Shariff may, on 30 days' notice to the Company, require the Company to repurchase the common stock for a purchase price of $48,000. Mr. Shariff represented in the agreement that the common stock was purchased for investment and that he was an accredited investor under Regulation D. These shares of common stock are restricted shares as defined in the Securities Act.

As described in more detail above under “Employment Agreements” and “Consulting Agreement”, the Company has entered into employment agreements with its three executive officers and has entered into a consulting agreement with Anney Business Corp. and Mr. Teja.

The parents of the Company are Zahir Teja, Neev Nissenson, and Anney Business Corp. The respective amounts of voting securities owned by each parent are set forth under the heading “SECURITY OWNERSHIP Of CERTAIN BENEFICIAL OWNERS AND MANAGEMENT”.

DESCRIPTION OF SECURITIES

General

The Company's authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of `blank check' preferred stock, par value $0.001 per share.

All of the shares of our authorized capital stock, when issued for such consideration as our board of directors may determine, shall be fully paid and non-assessable.

Common Stock

As of date of this prospectus, there were 6,996,000 shares of our common stock issued and outstanding that are held by 74 stockholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

The board of directors is expressly authorized to issue shares of preferred stock in one or more series, to fix the number of shares in each such series and to fix the designations and the powers and preferences of each such series.

The board of directors with respect to each such series may determine the following: (a) the number of shares constituting the series and the designation of the series; (b) the dividend rate on the shares of the series, the conditions and dates upon which dividends on such shares shall be payable, the extent, if any, to which dividends on such shares shall be cumulative, and the relative rights of preference, if any, of payment of dividends on such shares; (c) whether or not the shares of the series are redeemable and, if redeemable, the time or times during which they shall be redeemable and the amount per share payable on redemption of such shares, which amount may, but need not, vary according to the time and circumstances of such redemption; (d) the amount payable in respect of the shares of the series, in the event of our liquidation, dissolution or winding up, which amount may, but need not, vary according to the time or circumstances of such action, and the relative rights of preference, if any, of payment of such amount; (e) any requirement as to a sinking fund for the shares of the series, or any requirement as to the redemption, purchase or other retirement by us of the shares of the series; (f) the right, if any, to exchange or convert shares of the series into other securities or property, and the rate or basis, time, manner and condition of exchange or conversion; (g) the voting rights, if any, to which the holders of shares of the series shall be entitled in addition to the voting rights provided by law; and (h) any other terms, conditions or provisions with respect to the series not inconsistent with our articles of incorporation, as amended. No holder of shares of our preferred stock will, by reason of such holding have any preemptive right to subscribe to any additional issue of any stock of any class or series nor to any security convertible into such stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Transfer Agent

We do not currently have a transfer agent. We are currently in the process of identifying potential transfer agents and plan to select one prior to going effective.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing “Acquisition of Controlling Interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

1.	20 to 33 1/3%,

2.	33 1/3 to 50%, or

3.	more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or by-laws of the corporation. Our articles of incorporation and by-laws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act. An Issuing Corporation is a Nevada corporation, which;

1.	has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and

2.	does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of the Company. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having;

1.	an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation;

2.	an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or

3.	representing 10 percent or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of;

1.
the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher;

2.	the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or

3.	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

SELLING STOCKHOLDERS

We agreed to register for resale shares of common stock by the selling stockholders listed below. Most of the selling stockholders obtained their shares of common stock in connection with the organization of the Company. Messrs. Kudlis, Moser, and Shariff obtained their shares of common stock under their respective debt conversion agreements entered into with the Company. Messrs. Kaplowitz, Marcus, and Riley indirectly obtained their shares of common stock under the retention agreement entered into by Gersten Savage LLP and the Company. Mr. Teja obtained a portion of his shares in connection with the Share Exchange. The selling stockholders may from time to time offer and sell any or all of their shares that are registered under this prospectus. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling stockholders in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except as indicated below, none of the selling stockholders has held any position or office with us, nor are any of the selling stockholders associates or affiliates of any of our officers or directors. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer. In addition, the selling stockholders purchased the stock from us in the ordinary course of business. As the time of the purchase of the stock to be resold, none of the selling stockholders had any agreements or understandings with us, directly or indirectly, with any person to distribute the stock.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The "Number of Shares Beneficially Owned after the Offering” column assumes the sale of all shares offered.

As explained below under “Plan of Distribution,” we have agreed with the selling stockholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

Name of Selling Stockholder	Shares Beneficially Owned Prior to This Offering(1)	Total Number of Shares to be Offered for Selling Stockholders Account	Total Shares to be Beneficially Owned upon Completion of This Offering	Percentage of Shares Beneficially owned upon Completion of This Offering
Yona Admon	5,000	5,000	-0-	-0-
A.F.I.K. Holdings SPRL(2)	25,000	25,000	-0-	-0-
Itzhak Agar	500	500	-0-	-0-
Ami Amir	5,000	5,000	-0-	-0-
Anney Business Corp.(3)	787,000	114,250	672,750	8%
Zvi Bar-nes	50,000	50,000	-0-	-0-
Amit Barzelai	110,000	110,000	-0-	-0-
Sharon Barzelai	20,000	20,000	-0-	-0-
Hadas Beker	500	500	-0-	-0-
Daissons Computers(4)	100,000	100,000	-0-	-0-
Rinat Daniely Pere	500	500	-0-	-0-
Yuval Eckhaus	500	500	-0-	-0-
Sara Ehrmann	15,000	15,000	-0-	-0-
Amnon Elbee	4,000	4,000	-0-	-0-
Amir Feldman	5,000	5,000	-0-	-0-
Yael Gabo	500	500	-0-	-0-
Sofia Gado	1,000	1,000	-0-	-0-
Izhak Gado	1,000	1,000	-0-	-0-
Wolfgang Genzsch	50,000	50,000	-0-	-0-
Ori Goldberg	500	500	-0-	-0-
Rachel Goldblat	1,000	1,000	-0-	-0-
Ariel Gordon	20,000	20,000	-0-	-0-
Inex Ventures Inc.(5)	40,000	40,000	-0-	-0-
Jay Kaplowitz(6)	153,000	76,500	76,500-	<1%-
Abraham Keinan	5,000	5,000	-0-	-0-
David Kenig	500	500	-0-	-0-
Margreet Kloosterziel	290,000	290,000	-0-	-0-
Dan Lalluz	5,000	5,000	-0-	-0-
Hagai Langstadter	10,000	10,000	-0-	-0-
Moshe Lusky	10,000	10,000	-0-	-0-
Arthur S. Marcus(7)	153,000	76,500	76,500	<1%

Maayan Marzan	10,000	10,000	-0-	-0-
Ziv Meir	500	500	-0-	-0-
Nir Meir	500	500	-0-	-0-
Daniel Misiuk	50,000	50,000	-0-	-0-
Fernando Misiuk	1,000	1,000	-0-	-0-
Gregorio Misiuk	1,000	1,000	-0-	-0-
Meir Nissensohn	5,000	5,000	-0-	-0-
Amir Nissensohn	500	500	-0-	-0-
Neev Nissenson(8)	725,000	95,000	630,000	8%
Tal Nissenson	200,000	200,000	-0-	-0-
Guy Nissenson	195,000	195,000	-0-	-0-
Haim Nissenson	100,000	100,000	-0-	-0-
Bilha Nissenson	100,000	100,000	-0-	-0-
Michel Nissenson	5,000	5,000	-0-	-0-
Michal Gado Nissenson	5,000	5,000	-0-	-0-
Yarn Olami	500	500	-0-	-0-
Eyal Oran	50,000	50,000	-0-	-0-
Roy Oron	10,000	10,000	-0-	-0-
Mordechai Perera	10,000	10,000	-0-	-0-
Yaron Perera	500	500	-0-	-0-
Provest Securities Ltd.(9)	20,000	20,000	-0-	-0-
Mordechai Ravid	10,000	10,000	-0-	-0-
Dalia Ravnof	5,000	5,000	-0-	-0-
Alon Reisser	3,000	3,000	-0-	-0-
John H. Riley(10)	34,000	17,000	17,000	<1%
Alicia Rotbard	10,000	10,000	-0-	-0-
David Segev	500	500	-0-	-0-
Teja Shariff	296,000	74,000	222,000	3%
Limor Shiposh	5,000	5,000	-0-	-0-
Larisa Shtendik	1,000	1,000	-0-	-0-
David Spector	1,000	1,000	-0-	-0-
Zahir Teja(11)	3,810,000	787,500	3,022,500	36%
Tamiza Teja	150,000	150,000	-0-	-0-
Dorothy W. Teja	150,000	150,000	-0-	-0-
Ella Tuito	5,000	5,000	-0-	-0-
Tali Tzuia	2,000	2,000	-0-	-0-
Henk Vos	235,000	235,000	-0-	-0-
Uri Wittenberg	50,000	50,000	-0-	-0-
Del White	50,000	50,000	-0-	-0-
Gabi Zafran	10,000	10,000	-0-	-0-
Israel Singer	500	500	-0-	-0-
LeRoy Moser	150,000	150,000	-0-	-0-
Erik Kudlis	150,000	150,000	-0-	-0-

Total	8,486,000	3,768,750	4,717,250	56%
______________________
(1) Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholders. The total of 8,486,000 shares beneficially owned prior to this offering consists of 6,996,000 share beneficially owned by the selling stockholders plus options owned by various selling stockholders to purchase an aggregate of 1,490,000 shares of the Company's common stock.

We have been notified by the selling stockholders that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(2) The name of the natural person who holds voting and investment power over the securities held by the selling stockholder is Yoram Ben Porat.

(3) The name of the natural person who holds voting and investment power over the securities held by the selling stockholder is Haim Nissenson. The total includes an option to purchase up to 330,000 shares of the Company's common stock at an exercise price of $.50 per share. This option expires December 31, 2010.

(4) The name of the natural person who holds voting and investment power over the securities held by the selling stockholder is Soula Charilaou.

(5) The name of the natural person who holds voting and investment power over the securities held by the selling stockholder is Daniel Misiuk.

(6) The total includes an option to purchase up to 76,500 shares of the Company's common stock at an exercise price of $1.00 per share.

(7) The total includes an option to purchase up to 76,500 shares of the Company's common stock at an exercise price of $1.00 per share.

(8) The total includes an option to purchase up to 330,000 shares of the Company's common stock at an exercise price of $.50 per share. This option expires December 31, 2010.

(9) The name of the natural person who holds voting and investment power over the securities held by the selling stockholder is Shlom Talitman.

(10) The total includes an option to purchase up to 17,000 shares of the Company's common stock at an exercise price of $1.00 per share.

(11) The total includes an option to purchase up to 660,000 shares of the Company's common stock at an exercise price of $.50 per share. This option expires December 31, 2010.

Except as indicated below, none of the selling stockholders, has had any position, office, or other material relationship with the Company or any of the Company's predecessors or affiliates within the past three years.

•	Zahir Teja is the Company's President and CEO and is a member of the Company's board of directors; his brother Teja N. Shariff, is the Company's CFO.

•
Neev Nissenson is the Company's Vice President and Secretary and is a member of the Company's board of directors; his father, Haim Nissenson, is the principal of Anney Business Corp., the company that has entered into a consulting agreement with the Company.

•	Each of Neev Nissenson and Zahir Teja is an attorney-in-fact under irrevocable proxies entered into with a number of the Company's stockholders.

See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”

PLAN OF DISTRIBUTION

The selling stockholders will initially sell our shares at $.50 per share until such time as our shares are quoted on the OTCBB, and thereafter at prevailing market prices or privately negotiated prices.

Subject to the foregoing, the selling stockholders and any of their respective pledgees, donees, assignees, and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• short sales after this registration statement becomes effective;

• broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

• through the writing of options on the shares;

• a combination of any such methods of sale; and

• any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus. The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933, as amended.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act of 1933, as amended, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

Each of the selling stockholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of our common stock and activities of the selling stockholders.

EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The legality of the common stock offered by this prospectus and certain legal matters in connection with the offering will be passed upon for us by Gersten Savage LLP, New York, New York.

The financial statements included in this prospectus and the registration statement have been audited by Stark Winter Schenkein & Co., LLP, Denver, Colorado, to the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the Company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the Company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

Until 90 days after the date this registration statement is declared effective, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

FINANCIAL STATEMENTS

1.	Financial Statements of Phoenix Aerospace, Inc. as of December 31, 2006 and 2005
(a) Independent Auditors Report; (b) Balance Sheet; (c) Statement of Operations; (d) Statement of Stockholder's (Deficit); (d) Statements of Cash Flows; and (e) Notes to Financial Statements.

2.	Consolidated Financial Statements of Phoenix International Ventures, Inc. as of December 31, 2006
(a) Independent Auditors Report; (b) Balance Sheet; (c) Statement of Operations; (d) Statement of Stockholder's (Deficit); (d) Statements of Cash Flows; and (e) Notes to Financial Statements.

3.
Consolidated Financial Statements of Phoenix International Ventures, Inc. (unaudited) for the three months ended March 31, 2007
(a) Balance Sheet; (b) Statement of Operations; (c) Statements of Cash Flows; (d) Notes to Financial Statements.

4.	Consolidated Proforma Financial Statements of Phoenix International Ventures, Inc. as of December 31, 2006 (a) Balance Sheet; and (b) Statement of Operations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholder and Board of Directors
Phoenix Aerospace, Inc.

We have audited the accompanying balance sheet of Phoenix Aerospace, Inc. as of December 31, 2006, and the related statements of operations, stockholder’s (deficit), and cash flows for the years ended December 31, 2006 and 2005 (as restated). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Phoenix Aerospace, Inc. as of December 31, 2006, and the results of its operations, and its cash flows for the years ended December 31, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 12 to the financial statements, the Company restated the financial statements to reflect a change in method of accounting for goodwill and  record the effects of a legal settlement.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has working capital and stockholder deficits as of December 31, 2006. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stark Winter Schenkein & Co., LLP
Denver, Colorado
April 30, 2007

Phoenix Aerospace, Inc.
Balance Sheets
December 31, 2006

Assets

Current assets
Cash	$16,343
Accounts receivable	103,642
Due from related party	24,500
Inventory	114,000

Total current assets	258,485

Property and equipment, net	25,164

Total assets	$283,649

Liabilities and Stockholder's (Deficit)

Current liabilities
Accounts payable and accrued expenses	$394,424
Line of credit	35,000
Notes payable	309,938
Legal settlement	448,980
Officer advances	64,590

Total current liabilities	1,252,932

Legal settlement - long term	566,174
Officer advances	509,375

Total liabilities	2,328,481

Stockholder's (deficit)
Common stock - $1 par value; 1,000,000 shares
authorized; 20,000 shares issued and outstanding	20,000
Accumulated (deficit)	(2,064,832)

(2,044,832)

Total liabilities and stockholder's (deficit)	$283,649

See notes to the financial statements

Phoenix Aerospace, Inc. Statements of Operations For the Years Ended December 31,

2006	2005(restated)
Sales	$1,160,455	$457,207

Cost of sales	551,642	204,852

Gross margin	608,813	252,355

Operating expenses
General and administrative expenses	657,902	923,274
Depreciation	3,288	3,238

Total operating expenses	661,190	926,512

(Loss) from operations	(52,377)	(674,157)

Other income (expense):
Interest expense	(85,640)	(13,860)
Cancellation of debt income	7,000	-
	(78,640)	(13,860)

Net (loss)	$(131,017)	$(688,017)

Weighted average shares outstanding	20,000	20,000

(Loss) per share	$(6.55)	$(34.40)

See notes to the financial statements.

Phoenix Aerospace, Inc. Statement of Stockholder's (Deficit) For the Years Ended December 31, 2006 and 2005 (restated)

	Common Stock		Accumulated
	Shares	Amount	(Deficit)	Total

Balance - January 1, 2005	20,000	$20,000	$(1,245,798)	$(1,225,798)

Net (loss)	-	-	(688,017)	(688,017)

Balance - December 31, 2005	20,000	20,000	(1,933,815)	(1,913,815)

Net (loss)	-	-	(131,017)	(131,017)

Balance - December 31, 2006	20,000	$20,000	$(2,064,832)	$(2,044,832)

See notes to the financial statements

Phoenix Aerospace, Inc.
Statements of Cash Flows
For the Years Ended December 31, 2006 and 2005

	2006	2005 (restated)

Cash flows from operating activities
Net (loss)	$(131,017)	$(688,017)
Adjustments to reconcile net loss to net cash
(used in) operating activities:
Depreciation	3,288	3,238
Income from cancellation of debt	(7,000)	-
Purchase credits issued	(126,020)	-
Legal settlement increase	-	154,638
Accrued interest on notes payable	60,495	13,860
Change in accounts receivable	(94,287)	91,347
Change in amounts due from related party	(24,500)	-
Change in inventory	(14,172)	2,278
Change in other current assets	-	17,945
Change in accounts payable and
Accrued expenses	261,188	51,765

Net cash (used in) operating activities	(72,025)	(352,946)

Cash flows from investing activities
Purchase of fixed assets	(500)	-

Net cash (used in) investing activities	(500)	-

Cash flows from financing activities
Proceeds of line of credit	35,000	-
Proceeds of notes payable	-	90,000
Repayment of notes payable	(18,000)	(13,000)
Repayment of legal settlement	(75,000)	-
Proceeds of officer advances, net	137,628	221,114

Net cash provided by financing activities	79,628	298,114

Increase (decrease) in cash	7,103	(54,832)

Cash, beginning of year	9,240	64,072

Cash, end of year	$16,343	$9,240

Cash paid for
Interest	$25,145	$-
Income taxes	$-	$-

Non-cash investing and financing activities:
Accounts payable converted to notes payable	$69,500	$-

See notes to the financial statements

Phoenix Aerospace, Inc.
Notes to Financial Statements
December 31, 2006

Note 1 - Summary of Significant Accounting Policies

Nature of Activities

Phoenix Aerospace, Inc. was organized April 18, 2003 as a Nevada Corporation that specializes in manufacturing, re-manufacturing and upgrading of Ground Support Equipment (GSE) used in military and commercial aircraft.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern.

Cash and Cash Equivalents

The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents.

Segments

The Company is active only in the segment of manufacturing, re-manufacturing and upgrading of Ground Support Equipment (GSE) used in military and commercial aircraft.

Use of Estimates

The preparation of financial statements in conformity with the generally accepted accounting principles requires management to make estimates and assumptions that affect certain amounts of assets, liabilities, revenues and expenses during the period. Actual results could differ from those estimates.

Accounts Receivable

Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts if applicable.

The Company uses the allowance method to account for uncollectible accounts receivable balances. Under the allowance method, estimate of uncollectible customer balances is made using factors such as the credit quality of the customer and the economic conditions in the market. Accounts are considered past due once the unpaid balance is 90 days or more outstanding, unless payment terms are extended. When an account balance is past due and attempts have been made to collect the receivable through legal or other means, the amount is considered uncollectible and is written off against the allowance balance.

As of December 31, 2006, management believes that all accounts receivable are collectible, and thus the amount of the allowance for doubtful accounts was zero. There was no bad debt expense for the years ended December 31, 2006 or 2005.

Inventory

Inventory is stated at the lower of cost or market, based on the specific identification method of inventory valuation.

Depreciation

Property and equipment are stated at cost, less accumulated depreciation. Acquisitions of property and equipment in excess of $500 are capitalized. Depreciation is calculated using the straight-line method over estimated useful lives. Maintenance, repairs and renewals that do not materially prolong the useful life of an asset are expensed when incurred.

The estimated useful lives are as follows:

Equipment	5-10 years
Furniture and fixtures	10 years
Computer software	5-10 years

Income Taxes

The Company accounts for income taxes under SFAS 109, “Accounting for Income Taxes”. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.

Advertising

The Company expenses all advertising costs are they are incurred. Advertising costs totaled $0 and $3,530 in 2006 and 2005, respectively.

Concentrations

Two customers represented 61% of the Company’s revenues for the year ended December 31, 2006. One customer represented 72% of the Company’s revenues for the year ended December 31, 2005. One customer represented 69% of the Company’s accounts receivable balance at December 31, 2006.
Financial Instruments

At December 31, 2006, the carrying value of certain financial instruments approximated their fair values. These financial instruments include cash, accounts receivable, accounts payable and accrued expenses, and notes payable. Fair values are assumed to approximate carrying values for these financial instruments because they are short term in nature, or are receivable or payable on demand, and their carrying amounts approximate fair value. The carrying value of the Company’s notes payable approximates fair values of similar debt instruments.

Impairment of Long-Lived Assets

The Company periodically reviews the carrying amount of long lived assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets; accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell. Management believes that there is no impairment at December 31, 2006 or 2005.

Revenue Recognition

Revenue from product sales and fixed price contracts is recognized when delivery has occurred, persuasive evidence of an agreement exists, the vendor fee is fixed or determinable, and no further obligation exists and collectability is probable. Generally, title passes on the date of shipment or delivery, depending on the terms of sale. Cost of goods sold consists of the cost of raw materials and labor related to the corresponding sales transaction. A typical fixed price contract takes between three to four months to complete. Revenue from services is recognized when the service is completed.

The Company has the same revenue recognition policy for manufacturing, re-manufacturing and upgrading activities. In the event that equipment is supplied (and not owned or bought by the Company) by the customer for re-manufacturing and upgrading activity the Company bills only for the net agreed fixed price for upgrade and remanufacturing and correspondingly recognizes that revenue.

In a certain study contract, the Company bills the customer for time, material and agreed profit on a monthly basis (as income earned); revenue is recognized when the Company invoices the customer. In another study contract, the Company bills the customer on progress towards milestone basis (as income earned). In such occurrences the Company reports its progress to the customer and invoices it. Revenue is recognized when the customer is invoiced.

Net Earnings per Common Share

The Company follows Statement of Financial Accounting Standard (SFAS) 128, “Earnings per Share”. Basic earnings per common share calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During the periods when they are anti-dilutive, common stock equivalents, if any, are not considered in the computation.

Recent Issued Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS151 "Inventory Costs". This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing”, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). In addition, this Statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement will be effective for the Company beginning with its fiscal year ending December 31, 2007. The Company is currently evaluating the impact this new Standard will have on its operations, but believes that it will not have a material impact on the Company's financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS 153 "Exchanges of Non monetary Assets - an amendment of APB Opinion No. 29". This Statement amended APB Opinion 29 to eliminate the exception for non monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non monetary assets that do not have commercial substance. A non monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of this Standard is not expected to have any material impact on the Company's financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 123(R), “Share-based Payment”. SFAS 123 (R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be re-measured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. FASB 123 (R) replaces FASB 123, Accounting for Stock-Based Compensation and supersedes APB option No. 25, Accounting for Stock Issued to Employees. This guidance is effective as of the first interim or annual reporting period after December 15, 2005 for Small Business filers.

In March 2005, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No.107 (SAB 107) which provides guidance regarding the interaction of SFAS 123(R) and certain SEC rules and regulations. The new guidance includes the SEC's view on the valuation of share-based payment arrangements for public companies and may simplify some of SFAS 123(R)'s implementation challenges for registrants and enhance the information investors receive.

In August 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections”. This statement applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement if the pronouncement does not include specific transition provisions, and it changes the requirements for accounting for and reporting them. Unless it is impractical, the statement requires retrospective application of the changes to prior periods' financial statements. This statement is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.

In February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments.” This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This Statement:

a)	Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation

b)	Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133

c)
Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation

d)	Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives

e)
Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

The fair value election provided for in paragraph 4(c) of this Statement may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of this Statement. Earlier adoption is permitted as of the beginning of our fiscal year, provided we have not yet issued financial statements, including financial statements for any interim period, for that fiscal year. Provisions of this Statement may be applied to instruments that we hold at the date of adoption on an instrument-by-instrument basis.

Adoption of this Statement is required as of the beginning of the first fiscal year that begins after September 15, 2006. The adoption of this statement is not expected to have a material impact on the Company’s financial statements.

In March 2006, the FASB issued SFAS 156, “Accounting for Servicing of Financial Assets.” This Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

a)	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations.

b)	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

c)	Permits an entity to choose either the amortization method or the fair value measurement method for each class of separately recognized servicing assets and servicing liabilities.

d)
At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

e)
Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

Adoption of this Statement is required as of the beginning of the first fiscal year that begins after September 15, 2006. The adoption of this statement is not expected to have a material impact on the Company’s financial statements.

In September 2006, the FASB issued Statement No. 157, "Fair Value Measurements". This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure about fair value measurement. The implementation of this guidance is not expected to have any impact on the Company's financial statements.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 106, and 132(R)" ("SFAS No. 158"). SFAS No. 158 requires companies to recognize a net liability or asset and an offsetting adjustment to accumulated other comprehensive income to report the funded status of defined benefit pension and other postretirement benefit plans. SFAS No. 158 requires prospective application, recognition and disclosure requirements effective for the Company's fiscal year ending September 30, 2007. Additionally, SFAS No. 158 requires companies to measure plan assets and obligations at their year-end balance sheet date. This requirement is effective for the Company's fiscal year ending September 30, 2009. The Company is currently evaluating the impact of the adoption of SFAS No. 158 and does not expect that it will have a material impact on its financial statements.

In September 2006, the United States Securities and Exchange Commission ("SEC"), adopted SAB No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." This SAB provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each of the company's balance sheet and statement of operations financial statements and the related financial statement disclosures. The SAB permits existing public companies to record the cumulative effect of initially applying this approach in the first year ending after November 15, 2006 by recording the necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Additionally, the use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. The Company is currently evaluating the impact, if any, that SAB 108 may have on the Company's results of operations or financial position.

In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109." This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Interpretation is effective for fiscal years beginning after December 15, 2006 and the Company is currently evaluating the impact, if any, that FASB No. 48 may have on the Company's results of operations or financial position.

Note 2 - Financial Condition, Liquidity, and Going Concern

At December 31, 2006, the Company has a working capital deficit of $994,447 and accumulated deficit of $2,064,832. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

To date, the Company has been dependent upon officer advances to finance operations. On December 1, 2006, the Company agreed to merge with Phoenix International Ventures, Inc. (PIV), a related entity. Management believes that the merger with PIV will allow access to future financing. The merger is effective January 1, 2007.

The ability of the Company to achieve its goals is dependent upon future capital raising efforts, including the merger with PIV, obtaining and maintaining favorable contracts, and the ability to achieve future operating efficiencies anticipated with increased production levels. There can be no assurance that the Company’s future efforts and anticipated operating improvements will be successful.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 3 - Inventory

Inventory consists of used equipment that can be re-manufactured for re-sale and spare parts. At December 31, inventory consisted of the following:

2006

Raw materials	$114,000
Work in process	0

$114,000

Note 4 - Property and Equipment

At December 31, property and equipment consisted of the following:

2006

Office equipment	$14,705
Trailer	2,500
Software system	19,381
36,586
Less accumulated depreciation	11,422

$25,164

Depreciation for the years ended December 31, 2006 and 2005 was $3,288 and $3,238, respectively.

Note 5 - Notes Payable

At December 31, notes payable consist of the following:

2006

Note payable in the amount of $65,000, plus interest of $6,500, secured by certain accounts receivable. The note was due September 1, 2005.	$75,000
Non-interest bearing demand note payable.	75,000
Note payable in the amount of $84,517 plus interest of $26,095. The note was due December 18, 2003. On January 21, 2005, a judgment of $91,343 was filed against the Company. The not is currently accruing interest at 10%.	90,438
Note payable with interest at the prime rate, due upon demand.	48,000
Note payable with interest at 7%, due February 28, 2008.	21,500

$309,938

Note 6 - Legal Settlement

On June 10, 2004, the Company entered into a business arrangement which contained a covenant not to compete, confidentiality provision, and restrictions to do business in the Ground Support Equipment with its clients. This business arrangement failed and a Termination Agreement was signed by the Company on December 8, 2004 wherein the Company was obligated to pay a sum of $1,187,275. Under the provisions of the Termination Agreement, the Company paid a sum of $168,000 in December 2004 and was in default for the balance of $1,019,275. As a result, the dispute went to arbitration, and an award of $1,173,913 plus interest at the statutory rate was ordered against the Company on December 26, 2005. During the year ended December 31, 2005, the Company recorded an increase in the legal settlement of $154,638, being the difference between the balance owed under the termination agreement and arbitration award. During the year ended December 31, 2006, the Company recorded $42,261 of interest expense in connection with the arbitration award.

On May 26, 2006, the Company entered into a settlement agreement whereby it agreed to make cash payments of $150,000 plus purchase credits of $500,000 to be applied towards materials and services from the Company. Furthermore, the Company agreed to pay an additional sum of $566,174, in the event that (a) the Company defaulted in making the cash payments or providing purchase credits or (b) if the Company is awarded a one-time specific contract from a specific customer within two years of the May 26, 2006 settlement agreement. Through the audit report date, the Company has met its obligations under the May 26, 2006 settlement agreement and has made cash payments of $75,000 and applied $126,020 in purchase credits.

Note 7 - Related Party Transactions

During 2006, the Company made advances to a related entity in the amount of $19,500. In addition, the related entity agreed to reimburse the Company the amount of $5,000 of salary expense for it chief executive officer.

An officer has made periodic advances to the Company which totaled $573,965 at December 31, 2006, respectively. These advances are non-interest bearing and the officer has agreed not to demand payment of the long term portion during 2007.

Note 8 - Leases

The Company leases its 10,000 square foot operating facility under a lease expiring September 30, 2007. The lease contains two, three-year renewal options. Rent expense for the years ended December 31, 2006 and 2005 was $60,253 and $49,797, respectively. Minimum lease payments through September 30, 2007 total $61,869.

Note 9- Share Capital

The Company is authorized to issue 1,000,000 shares of common stock with a par value of $1. During 2003, 20,000 shares of common stock were issued for proceeds of $20,000.

Note 10- Income Taxes

At December 31, 2006, the Company has available approximately $2,000,000 in net operating loss carry forwards expiring at various dates through 2025, resulting in a deferred tax asset of $680,000. The Company believes that it is not likely that the deferred tax asset will be realized, and thus has provided for a full valuation allowance.

Note 11 - Commitments

On December 1, 2006, the Company entered into an agreement with Phoenix International Ventures, Inc. (PIV) wherein Phoenix Aerospace, Inc. (PAI) would become a wholly-owned subsidiary of PIV. In this arrangement, Phoenix International Ventures, Inc. assumes the debt of three creditors totaling $198,000. The agreement has an effective date of January 1, 2007. Should registration of shares not be effective by December 2007, the original principal amount, without penalty, shall be returned to the creditors via the repurchase of the stock.

Note 12 – Restatement

The financial statements for the year ended December 31, 2005 have been restated to record the effects of a legal settlement.  The financial statements have been adjusted as follows:

	Amount Reported	Restated Amount

Total assets	$1,333,650	$146,375
Net income (loss)	$250,401	$(688,017)
Earnings (loss) per share	$12.52	$(34.40)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors
Phoenix International Ventures, Inc.

We have audited the accompanying consolidated balance sheet of Phoenix International Ventures, Inc. (a Development Stage Company) as of December 31, 2006 and the related consolidated statements of operations, shareholders’ deficit, and cash flows for the period August 7, 2006 (inception) to December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Phoenix International Ventures, Inc. (a Development Stage Company) as of December 31, 2006, and the results of its operations, and its cash flows for the period August 7, 2006 (inception) to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a loss from operations and has no revenue generating activities. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stark Winter Schenkein & Co., LLP
Denver, Colorado
April 27, 2007

Phoenix International Ventures, Inc. (A Development Stage Company) Consolidated Balance Sheet December 31, 2006
Assets

Current assets
Cash	$3,334

Total assets	$3,334

Liabilities and Stockholders' (Deficit)

Current liabilities
Accounts payable and accrued expenses	$14,632
Due to related parties	27,947

Total current liabilities	42,579

Stockholders' (deficit)
Preferred stock - $0.001 par value; 1,000,000 shares
authorized; zero shares issued and outstanding	-
Common stock - $0.001 par value; 50,000,000 shares
authorized; 3,600,000 shares issued and outstanding	3,600
(Deficit) accumulated in the development stage	(42,845)

(39,245)

Total liabilities and stockholders' (deficit)	$3,334

See notes to the financial statements

Phoenix International Ventures, Inc.
(A Development Stage Company)
Consolidated Income Statement
For the Period August 7, 2006 (Inception)
to December 31, 2006

Sales	$-

Cost of sales	-

Gross margin	-

Operating expenses
General and administrative expenses	42,793

Total operating expenses	42,793

(Loss) from operations	(42,793)

Income taxes	52

Net (loss)	$(42,845)

Net (loss) per common share:
Basic and diluted	$(.11)

Weighted average shares outstanding:
Basic and diluted	394,521

See notes to the financial statements

Phoenix International Ventures, Inc.
(A Development Stage Company)
Consolidated Statement of Stockholders' (Deficit)
For the Period August 7, 2006 (Inception) to December 31, 2006

			(Deficit)
	Common Stock		Accumulated in the
	Shares	Amount	Development Stage	Total

Balance - August 7, 2006	-	$-	$-	$-

Issuance of 3,600,000 shares of common stock
at $0.001	3,600,000	3,600	-	3,600

Net (loss)	-	-	(42,845)	(42,845)

Balance - December 31, 2006	3,600,000	$3,600	$(42,845)	$(39,245)

See notes to the financial statements

Phoenix International Ventures, Inc.
(A Development Stage Company)
Consolidated Statement of Cash Flows
For the Period August 7, 2006 (Inception) to December 31, 2006

Cash flows from operating activities
Net (loss)	$(42,845)
Increase in accounts payable and accrued expenses	14,632
Increase in amounts due to related parties	27,947

Net cash (used in) operating activities	(266)

Cash flows from financing activities
Issuance of common stock	3,600

Net cash provided by financing activities	3,600

Increase in cash	3,334

Cash, beginning of period	-

Cash, end of period	$3,334

Cash paid for

Interest	$-

Income taxes	$-

See notes to the financial statements

Phoenix International Ventures, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2006

Note 1 - Summary of Significant Accounting Policies

Nature of Activities

Phoenix International Ventures, Inc. was organized August 7, 2006 as a Nevada Corporation. The Company was formed to invest in the field of aerospace defense.

The Company’s fiscal year is from January 1 to December 31.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned Israeli subsidiary, Phoenix Europe Ventures, Ltd. The expenditures of Phoenix Europe Ventures are generally incurred in New Israeli Shekels (NIS). Significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern.

The Company incurred a net loss of $42,845 for the period August 7 through December 31, 2006, and has no revenue generating activities. At December 31, 2006, the Company had working capital and stockholders’ deficits of $39,245. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company has entered into an agreement to acquire Phoenix Aerospace, Inc. in a reverse merger (see Note 3). The ability of the Company to achieve its operating goals and thus positive cash flows from operations is dependent upon its ability to consummate the acquisition and to achieve profitable operations.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Cash and Cash Equivalents

The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents.

Segments

The Company is only active in the segment of manufacturing, re-manufacturing and upgrading of Ground Support Equipment (GSE) used in military and commercial aircraft.

Use of Estimates

The preparation of financial statements in conformity with the Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect certain amounts of assets, liabilities, revenues and expenses during the period. Actual results could differ from those estimates.

Income Taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) 109, “Accounting for Income Taxes”. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.

Financial Instruments

At December 31, 2006, the carrying value of certain financial instruments approximated their fair values. Fair values are assumed to approximate carrying values for these financial instruments because they are short term in nature, or are payable on demand, and their carrying amounts approximate fair value.

Impairment of Long-Lived Assets

The Company periodically reviews the carrying amount of long lived assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets; accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

Revenue Recognition

Revenue from product sales is recognized when delivery has occurred, persuasive evidence of an agreement exists, the vendor fee is fixed or determinable, and no further obligation exists and collectability is probable. Generally, title passes on the date of shipment or delivery, depending on the terms of sale. Cost of goods sold consists of the cost of raw materials and labor related to the corresponding sales transaction. Revenue from services is recognized when then service is completed.

Net (Loss) per Common Share

The Company follows SFAS 128, “Earnings per Share”. Basic earnings (loss) per common share calculations are determined by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year. Diluted earnings (loss) per common share calculations are determined by dividing net income (loss) by the weighted average number of common shares and dilutive common share equivalents outstanding. During the periods when they are anti-dilutive, common stock equivalents, if any, are not considered in the computation.

Recently Issued Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS151 "Inventory Costs". This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing”, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). In addition, this Statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement will be effective for the Company beginning with its fiscal year ending December 31, 2007. The Company is currently evaluating the impact this new Standard will have on its operations, but believes that it will not have a material impact on the Company's financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS 153 "Exchanges of Non monetary Assets - an amendment of APB Opinion No. 29". This Statement amended APB Opinion 29 to eliminate the exception for non monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non monetary assets that do not have commercial substance. A non monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of this Standard is not expected to have any material impact on the Company's financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 123(R), “Share-based Payment”. SFAS 123 (R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be re-measured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. FASB 123 (R) replaces FASB 123, Accounting for Stock-Based Compensation and supersedes APB option No. 25, Accounting for Stock Issued to Employees. This guidance is effective as of the first interim or annual reporting period after December 15, 2005 for Small Business filers.

In March 2005, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No.107 (SAB 107) which provides guidance regarding the interaction of SFAS 123(R) and certain SEC rules and regulations. The new guidance includes the SEC's view on the valuation of share-based payment arrangements for public companies and may simplify some of SFAS 123(R)'s implementation challenges for registrants and enhance the information investors receive.

In August 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections”. This statement applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement if the pronouncement does not include specific transition provisions, and it changes the requirements for accounting for and reporting them. Unless it is impractical, the statement requires retrospective application of the changes to prior periods' financial statements. This statement is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.

In February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments.” This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This Statement:

f)	Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation

g)	Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133

h)
Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation

i)	Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives

j)
Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

The fair value election provided for in paragraph 4(c) of this Statement may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of this Statement. Earlier adoption is permitted as of the beginning of our fiscal year, provided we have not yet issued financial statements, including financial statements for any interim period, for that fiscal year. Provisions of this Statement may be applied to instruments that we hold at the date of adoption on an instrument-by-instrument basis.

Adoption of this Statement is required as of the beginning of the first fiscal year that begins after September 15, 2006. The adoption of this statement is not expected to have a material impact on the Company’s financial statements.

In March 2006, the FASB issued SFAS 156, “Accounting for Servicing of Financial Assets.” This Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

f)	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations.

g)	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

h)	Permits an entity to choose either the amortization method or the fair value measurement method for each class of separately recognized servicing assets and servicing liabilities.

i)
At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

j)
Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

Adoption of this Statement is required as of the beginning of the first fiscal year that begins after September 15, 2006. The adoption of this statement is not expected to have a material impact on the Company’s financial statements.

In September 2006, the FASB issued Statement No. 157, "Fair Value Measurements". This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure about fair value measurement. The implementation of this guidance is not expected to have any impact on the Company's financial statements.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 106, and 132(R)" ("SFAS No. 158"). SFAS No. 158 requires companies to recognize a net liability or asset and an offsetting adjustment to accumulated other comprehensive income to report the funded status of defined benefit pension and other postretirement benefit plans. SFAS No. 158 requires prospective application, recognition and disclosure requirements effective for the Company's fiscal year ending September 30, 2007. Additionally, SFAS No. 158 requires companies to measure plan assets and obligations at their year-end balance sheet date. This requirement is effective for the Company's fiscal year ending September 30, 2009. The Company is currently evaluating the impact of the adoption of SFAS No. 158 and does not expect that it will have a material impact on its financial statements.

In September 2006, the United States Securities and Exchange Commission ("SEC"), adopted SAB No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." This SAB provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each of the company's balance sheet and statement of operations financial statements and the related financial statement disclosures. The SAB permits existing public companies to record the cumulative effect of initially applying this approach in the first year ending after November 15, 2006 by recording the necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Additionally, the use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. The Company is currently evaluating the impact, if any, that SAB 108 may have on the Company's results of operations or financial position.

In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109." This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Interpretation is effective for fiscal years beginning after December 15, 2006 and the Company is currently evaluating the impact, if any, that FASB No. 48 may have on the Company's results of operations or financial position.

Note 2 - Share Capital

The Company is authorized to issue 1,000,000 shares of $0.001 preferred stock and 50,000,000 shares of $0.001 par value common stock.

On August 7, 2006, the Company entered into subscription agreements for 3,600,000 shares of common stock at a price of $.001 per share, or $3,600. These shares were issued in December 2006.

Note 3 - Commitments

On December 1, 2006, the Company entered into an agreement with Phoenix Aerospace, Inc. (“PAI”) wherein PAI would become a wholly-owned subsidiary of the Company. In this arrangement, Phoenix International Ventures, Inc. would assume the debt of three creditors of PAI totaling $198,000 in exchange for 396,000 shares of common stock. The agreement has an effective date of January 1, 2007. Should registration of shares not be effective by December 2007, the original principal amount, without penalty, shall be returned to the creditors via the repurchase of the stock.

On December 12, 2006, the Company entered into employment agreements with three key officers. In connection with these agreements, the Company agreed to issue 990,000 options to purchase common stock at a price of $0.50 per share. The employment agreements became effective on April 26, 2007. The above mentioned options have been issued accordingly on April 26, 2007.

On December 12, 2006, the Company entered into a consulting agreement with a related party. In connection with this agreement, the Company agreed to issue 330,000 options to purchase common stock at a price of $0.50 per share. The consulting agreement became effective on April 26, 2007. The above mentioned options have been issued accordingly on April 26, 2007.

On July 27, 2006, the Company entered into a retention agreement with a law firm. As part of this agreement, the Company agreed to issue warrants to purchase 170,000 shares of common stock at $1.00 per share. The warrants are to be issued immediately prior to the effective date of the SB-2 registration statement filed with the Securities and Exchange Commission.

Note 4 - Income Taxes

The components of net (loss) before taxes for the Company’s domestic and foreign operations were as follows:

Domestic	$(42,935)
Foreign	142

Net (loss) before taxes	$(42,793)

Income taxes represent amounts due to the Government of Israel in connection with income reported by Phoenix Europe Ventures, Ltd.

Phoenix International Ventures, Inc.
Consolidated Balance Sheet
March 31, 2007
(Unaudited)

Assets

Current Assets
Cash	$7,429
Account receivable	62,436
Inventory	114,864
Prepaid expenses	5,470

Total current assets	190,199

Property and Equipment, net	25,512

Total assets	$215,711

Liabilities and Stockholder's (Deficit)

Current Liabilities
Accounts payable and accrued expenses	$445,371
Lines of credit	40,301
Notes payable	110,876
Legal settlement	423,980
Due to related party	59,988

Total current liabilities	1,080,516

Long term Liabilities
Legal settlement - long term	566,174
Due to related party	509,375

Total liabilities	2,156,065

Stockholder's (deficit)
Preferred stock - $0.001 par value; 1,000,000 shares	-
authorized; no shares issued and outstanding
Common stock - $0.001 par value; 50,000,000 shares
authorized; 6,996,000 shares issued and outstanding	6,996
Paid in capital	171,759
Accumulated (deficit)	(2,119,109)

(1,940,354)

Total liabilities and stockholder's (deficit)	$215,711

See notes to financial statements

Phoenix International Ventures, Inc.
Consolidated Statements of Operations
For the Three Months Ended March 31, 2007 and 2006
(Unaudited)

	2007	2006

Sales	$458,515	$94,558

Cost of sales	281,418	63,162

Gross margin	177,097	31,396

Operating expenses
General and Administrative expenses	227,317	137,248

(Loss) from operations	(50,220)	(105,852)

Interest expense	(4,047)	(3,408)

(Loss) before taxes on income	(54,267)	(109,260)

Income taxes	(9)	-

Net (loss)	$(54,276)	$(109,260)

Net (loss) per common share:
Basic and diluted	$(0.01)	$(5.46)

Weighted average shares outstanding:
Basic and diluted	6,996,000	20,000

See notes to financial statements

Phoenix International Ventures, Inc.
Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2007 and 2006
(Unaudited)

	2007	2006

Cash flows from operating activities
Net cash provided by (used in) operating activities	$16,627	$(49,980)

Cash flows from investing activities
Cash receive in acquisition of subsidiary	3,334	-
Purchase of fixed assets	(1,200)

Net cash provided by investing activities	2,134	-

Cash flows from financing activities
Proceeds from line of credit	5,269
Repayment of notes payable	(3,342)
Repayment of legal settlement	(25,000)
Repayment of officer advances, net	(4,602)	40,740

Net cash provided by (used in) financing activities	(27,675)	40,740

(Decrease) in cash	(8,914)	(9,240)

Cash, beginning of period	16,343	9,240

Cash, end of period	$7,429	$-

Cash paid for
Interest	$1,526	$1,500
Income taxes	$-	$ -

Non cash investing and financing activities:
Issuance of 396,000 shares of common stock
In exchange for Debt	$198,000	$ -

See notes to financial statements

Phoenix International Ventures, Inc.
Notes to Consolidated Financial Statements
March 31, 2007
(Unaudited)

Note 1 - Summary of Significant Accounting Policies

Organization and Nature of Activities

Phoenix International Ventures, Inc. (PIV) was organized August 7, 2006 as a Nevada Corporation. The Company was formed to invest in the field of aerospace defense. Phoenix Aerospace, Inc. (PAI) was organized April 18, 2003 as a Nevada Corporation that specializes in manufacturing, re-manufacturing and upgrading of Ground Support Equipment (GSE) used in military and commercial aircraft.

Effective January 1, 2007, Phoenix International Ventures issued 3,000,000 shares of its common stock to the shareholders of Phoenix Aerospace, Inc. in exchange for all of the issued and outstanding common stock of PAI pursuant to a Share Exchange Agreement. The acquisition is considered in substance a capital transaction, and was accounted for as a reverse acquisition, thus no goodwill or other intangible assets were recorded.  On this basis, the historical financial statements as of and prior to the acquisition date represent the operations of PAI.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly owned USA subsidiary, Phoenix Aerospace, Inc., and its wholly owned Israeli subsidiary, Phoenix Europe Ventures, Ltd. The expenditures of Phoenix Europe Ventures are generally incurred in New Israeli Shekels (NIS). Significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Presentation

The interim consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") pursuant to Item 310 of Regulation S-B. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP") have been condensed or omitted pursuant to such SEC rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of financial position as of March 31, 2007, results of operations and cash flows for the three months ended March 31, 2007 and 2006, as applicable, have been made. The results for these interim periods are not necessarily indicative of the results for the entire year.  The accompanying financial statements should be read in conjunction with the December 31, 2006 financial statements and the notes thereto included in the Company's Form SB-2, as amended.

Net (Loss) per Common Share

The Company follows SFAS 128, "Earnings per Share". Basic earnings (loss) per common share calculations are determined by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year. Diluted earnings (loss) per common share calculations are determined by dividing net income (loss) by the weighted average number of common shares and dilutive common share equivalents outstanding. During the periods when they are anti-dilutive, common stock equivalents, if any, are not considered in the computation.

Phoenix International Ventures, Inc.
Notes to Consolidated Financial Statements
March 31, 2007
(Unaudited)

Note 2 - Financial Condition, Liquidity, and Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern.

The Company incurred a net loss of $54,276 for the period ended March 31, 2007. At March 31, 2007, the Company had a working capital deficit of $890,317 and a stockholders' deficit of $1,940,354. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Through December 31, 2006, the Company was in the development stage. Effective January l, 2007, the Company completed a reverse merger with Phoenix Aerospace, Inc. To date, the Company has been dependent upon officer advances to finance operations. Management believes that the merger will allow access to future financing.

The ability of the Company to achieve its goals is dependent upon future capital raising efforts, obtaining and maintaining favorable contracts, and the ability to achieve future operating efficiencies anticipated with increased production levels. There can be no assurance that the Company's future efforts and anticipated operating improvements will be successful.

Note 3 – Inventory

Inventory consists of used equipment that can be re-manufactured for re-sale and spare parts. At March 31, 2007, inventory consisted of the following:

Raw Materials	$114,000
Work in process	864

$114,864

Note 4 - Property and Equipment

At March 31, 2007, property and equipment consisted of the following:

Office equipment	$14,205
Equipment	1,700
Trailer	2,500
Software system	19,381
37,786
Less accumulated depreciation	12,274

$25,512

Phoenix International Ventures, Inc.
Notes to Consolidated Financial Statements
March 31, 2007
(Unaudited)

Note 5 - Notes Payable

At March 31, 2007, notes payable consist of the following:

Note payable in the amount of $84,517 plus interest of $26,095. The note was due December 18, 2003. On January 21, 2005 a judgment was filed against the company. The note is currently accruing interest at 10%	$92,718

Note payable with interest accrued at 7%, due February 28, 2008	18,158

$110,876

Note 6 - Legal Settlement

On June 10, 2004, the Company entered into a business arrangement which contained a covenant not to compete, confidentiality provision, and restrictions to do business in the Ground Support Equipment industry with its clients. This business arrangement failed and a Termination Agreement was signed by the Company on December 8, 2004 wherein the Company was obligated to pay a sum of $1,187,275. Under the provisions of the Termination Agreement, the Company paid a sum of $168,000 in December 2004 and was in default for the balance of $1,019,275. As a result, the dispute went to arbitration, and an award of $1,173,913 plus interest at the statutory rate was ordered against the Company on December 26, 2005.

On May 26, 2006, the Company entered into a settlement agreement whereby it agreed to make cash payments of $150,000 plus purchase credits of $500,000 to be applied towards materials and services from the Company. Furthermore, the Company agreed to pay an additional sum of $566,174, in the event that (a) the Company defaulted in making the cash payments or providing purchase credits or (b) if the Company is awarded a one-time specific contract from a specific customer within two years of the May 26, 2006 settlement agreement. Through the audit report date, the Company has met its obligations under the May 26, 2006 settlement agreement and has made cash payments of $100,000 and applied $126,020 in purchase credits.

Note 7 - Related Party Transactions

An officer has made periodic advances to the Company which totaled $569,363, of which $59,988 is the current portion at March 31, 2007. These advances are non-interest bearing and the officer has agreed not to demand payment of the long-term portion during the next twelve months.

Phoenix International Ventures, Inc.
Notes to Consolidated Financial Statements
March 31, 2007
(Unaudited)

Note 8 – Leases

The Company leases its 10,000 square foot operating facility under a lease expiring September 30, 2007. The lease contains two, three-year renewal options. Rent expense for the period ended March 31, 2007 and 2006 was $16,096 and $22,375, respectively.

Note 9 - Share Capital

The Company is authorized to issue 1,000,000 shares of $0.001 preferred stock and 50,000,000 shares of $0.001 par value common stock.
On January l, 2007, the Company issued 3,000,000 shares of common stock in exchange for all of the issued and outstanding stock of Phoenix Aerospace, Inc. as part of a reverse merger.
On January 1, 2007, the Company issued 396,000 shares of common stock in exchange for notes payable in the amount of $198,000. Should registration of shares not be effective by December 2007, the original principal amount, without penalty, shall be returned to the creditors via the repurchase of the stock.

Note 10 – Commitments

On December 14, 2006, the Company entered into employment agreements with three key officers. In connection with these agreements, the Company agreed to issue 990,000 options to purchase common stock at a price of $0.50 per share. The employment agreements became effective on April 26, 2007. The above mentioned options have been issued accordingly on April 26, 2007.

On October 2, 2006, the Company entered into a consulting agreement with a related party. In connection with this agreement, the Company agreed to issue 330,000 options to purchase common stock at a price of $0.50 per share. The consulting agreement became effective on April 26, 2007. The above mentioned options have been issued accordingly on April 26, 2007.

On July 27, 2006, the Company entered into a retention agreement with a law firm. As part of this agreement, the Company agreed to issue warrants to purchase 170,000 shares of common stock at $1.00 per share. The warrants are to be issued immediately prior to the effective date of the SB-2 registration statement filed with the Securities and Exchange Commission.

Phoenix International Ventures, Inc.
(A Development Stage Company)
Consolidated Proforma Balance Sheet
December 31, 2006

	Phoenix	Phoenix
	International	Aerospace,
Assets	Ventures, Inc.	Inc.		Adjustments	Total

Current assets
Cash	$3,334	$16,343		$-	$19,677
Accounts receivable	-	103,642		-	103,642
Due from related party	-	24,500	(E)	(24,500)	-
Inventory	-	114,000		-	114,000

Total current assets	3,334	258,485		(24,500)	237,319

Property and equipment, net	-	25,164		-	25,164

Total assets	$3,334	$283,649		$(24,500)	$262,483

Liabilities and Stockholder's Equity (Deficit)

Current liabilities
Accounts payable and accrued expenses	$14,632	$394,424		$-	$409,056
Line of credit	-	35,000		-	35,000
Notes payable	-	309,938	(B)	(198,000)	111,938
Legal settlement	-	448,980		-	448,980
Officer advances	-	64,590		-	64,590
Due to related party	27,947	-		(24,500)	3,447

Total current liabilities	42,579	1,252,932		(222,500)	1,073,011

Legal settlement - long term	-	566,174		-	566,174
Officer advances	-	509,375		-	509,375

Total liabilities	42,579	2,328,481		(222,500)	2,148,560

Stockholder's equity (deficit)
Preferred stock - $0.001 par value; 1,000,000 shares
authorized; zero shares issued and outstanding	-	-		-	-
Common stock - $0.001 par value; 50,000,000 shares
authorized; 6,996,000 shares issued and outstanding	3,600	-	(A)(B)	3,396	6,996
Common stock - $1 par value; 1,000,000 shares
authorized; 20,000 shares issued and outstanding	-	20,000	(C)	(20,000)	-
Additional paid in capital	-	-	(A)(B)(C)(D)	171,759	171,759
(Deficit) accumulated in the development stage	(42,845)	(2,064,832)	(D)	42,845	(2,064,832)

	(39,245)	(2,044,832)		198,000	(1,886,077)

Total liabilities and stockholder's equity (deficit)	$3,334	$283,649		$(24,500)	$262,483

Phoenix International Ventures, Inc. (A Development Stage Company) Consolidated Proforma Statement of Operations For the Years Ended December 31, 2006

	Phoenix	Phoenix
	International	Aerospace,
	Ventures, Inc.	Inc.	Adjustments	Total

Sales	$-	$1,160,455	$-	$1,160,455

Cost of sales	-	551,642	-	551,642

Gross margin	-	608,813	-	608,813

Operating expenses
General and administrative expenses	42,793	657,902	-	700,695
Depreciation	-	3,288	-	3,288

Total operating expenses	42,793	661,190	-	703,983

(Loss) from operations	(42,793)	(52,377)	-	(95,170)

Other income (expense):
Income taxes	(52)	-	-	(52)
Interest expense	-	(85,640)	-	(85,640)
Cancellation of debt income	-	7,000	-	7,000

	-	(78,640)	-	(78,640)

Net (loss)	$(42,793)	$(131,017)	$-	$(173,810)

Weighted average outstanding shares				6,996,000

(Loss) per share				$(0.02)

The accompanying pro forma financial statements give effect to the combination of Phoenix International Ventures, Inc. (PIV) and Phoenix Aerospace, Inc (PAI). PIV and PAI entered into a share exchange agreement signed on December 1, 2006. Under this agreement, Mr. Teja, the sole owner of and prinicipal of PAI will exchange all the issued and outstanding shares of PAI for 3,000,000 shares of common stock of PIV. This agreement became effective January 1, 2007.

The statements presented include the pro forma balance sheet as of December 31, 2006 and the pro forma income statements for the period ended December 31, 2006.

Pro forma basic earnings (loss) per share is computed using the number of common shares of the Company outstanding for the periods presented, including the shares issued to effect the acquisition.

A.	To record 3,000,000 shares of the Company’s $0.001 par value common stock issued pursuant to the acquisition of Phoenix Aerospace, Inc.

B.	To record issuance of 396,000 shares of $0.001 par value common stock in exchange for notes payable in the amount of $198,000.

C.	To eliminate Phoenix Aerospace, Inc. equity in consolidation.

D.	Record equity in reverse merger.

E.	Eliminate inter company transactions.

Part II

Information Not Required In The Prospectus

Item 24. Indemnification Of Directors And Officers

Section 78.7502 of the Nevada Revised Statutes, as amended (the “Nevada Statute”), provides that, in general, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he is not liable pursuant to Section 78.138 of the Nevada Statute or acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 provides that the termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Section 78.138 of the Nevada Statute or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Section 78.7502 further provides that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the Nevada Statute further provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) of Section 78.7502, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our articles of incorporation provide that we shall indemnify our directors to the full extent permitted by applicable corporate law now or hereafter in force. However, such indemnity shall not apply if the director did not (a) act in good faith and in a manner the director reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal action or proceeding, have reasonable cause to believe the director's conduct was unlawful. We shall advance expenses for such persons pursuant to the terms set forth in our by-laws, or in a separate Board resolution or contract.

Our by-laws provide for the indemnification of officers and directors to the fullest extent possible under Nevada Law, against expenses (including attorney's fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of us. We are also granted the power, to the maximum extent and in the manner permitted by the Nevada Revised Statutes, to indemnify each of our employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was our agent.

Insofar as indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

II-1-

Item 25. Other Expenses Of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$201.63
Accounting fees and expenses	$36,000.00
Legal fees and expenses	$25,000.00
Edgar filing fees	$2,500.00

Printing Expenses	$5,000.00
Total	$68,701.63

All amounts are estimates other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales Of Unregistered Securities

The following is a list of our securities that have been sold or issued by us since the organization of the Company. Each of these securities was sold without registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D of the Securities Act. There were no underwriting discounts or commissions paid in connection with the sale of these securities.

In connection with the organization of the Corporation in August, 2006, we have issued an aggregate of 3,430,000 shares of common stock to 71 investors. These shares were issued pursuant to Section 4(2) of the Securities as a transaction not involving a public offering of securities, at a price of $0.001 per share, for total proceeds of $3,430. These shares of common stock are restricted shares as defined in the Securities Act.

Under our retention agreement with Gersten Savage LLP, we issued 170,000 shares of common stock to that firm. These shares were issued pursuant to Section 4(2) of the Securities as a transaction not involving a public offering of securities, at a price of $0.001 per share, for total proceeds of $170. These shares of common stock are restricted shares as defined in the Securities Act. Gersten Savage LLP was also granted options to purchase 170,000 shares of common stock at an option price of $1.00 per share. The shares that are issuable upon the exercise of these options would be restricted shares as defined in the Securities Act. See “EXPERTS AND COUNSEL.”

II-2-

In December, 2006, Phoenix Aerospace, Inc. entered into a Debt Conversion Agreement with Bob Moser, a creditor. Under this agreement, Phoenix Aerospace, Inc. agreed to cause the Company to issue to Mr. Moser 150,000 shares of the Company's common stock in consideration of the cancellation of our Note in the outstanding principal amount $75,000. We also agreed to provide Mr. Moser with piggy back registration rights for one occasion. If the registration statement relative to the common stock being issued to Mr. Moser has not been declared effective within 12 months of the date of the agreement, then Mr. Moser may, on 30 days' notice to the Company, require the Company to repurchase the common stock for a purchase price of $75,000. Mr. Moser represented in the agreement that the common stock was purchased for investment and that he was an accredited investor under Regulation D. These shares of common stock are restricted shares as defined in the Securities Act.

In December, 2006, Phoenix Aerospace, Inc. entered into a Debt Conversion Agreement with Erik A. Kudlis, a creditor. Under this agreement, Phoenix Aerospace, Inc. agreed to cause the Company to issue to Mr. Kudlis 150,000 shares of the Company's common stock in consideration of the cancellation of our Note in the outstanding principal amount $75,000. We also agreed to provide Mr. Kudlis with piggy back registration rights for one occasion. If the registration statement relative to the common stock being issued to Mr. Kudlis has not been declared effective within 12 months of the date of the agreement, then Mr. Kudlis may, on 30 days' notice to the Company, require the Company to repurchase the common stock for a purchase price of $75,000. Mr. Kudlis represented in the agreement that the common stock was purchased for investment and that he was an accredited investor under Regulation D. These shares of common stock are restricted shares as defined in the Securities Act.

In December, 2006, Phoenix Aerospace, Inc. entered into a Debt Conversion Agreement with Teja N. Shariff, the Company's CFO and a creditor. Under this agreement, Phoenix Aerospace, Inc. agreed to cause the Company to issue to Mr. Shariff 96,000 shares of the Company's common stock in consideration of the cancellation of a Note in the outstanding principal amount of $48,000. We also agreed to provide Mr. Shariff with piggy back registration rights for one occasion. If the registration statement relative to the common stock being issued to Mr. Shariff has not been declared effective within 12 months of the date of the agreement, then Mr. Shariff may, on 30 days' notice to the Company, require the Company to repurchase the common stock for a purchase price of $48,000. Mr. Shariff represented in the agreement that the common stock was purchased for investment and that he was an accredited investor under Regulation D. These shares of common stock are restricted shares as defined in the Securities Act.

Under a Share Exchange Agreement dated as of December 1, 2006, the Company agreed to issue to Zahir Teja, the sole owner and principal of Phoenix Aerospace, Inc., 3,000,000 shares of the common stock of the Company in exchange for all the issued and outstanding shares of Phoenix Aerospace, Inc. common stock.

II-3-

Item 27. Exhibits

Exhibit
Number	Description

3.1	Articles of Incorporation*
3.2	By-Laws*
4.1	Specimen Stock Certificate*
5.1	Legal opinion of Gersten Savage LLP*
10.1	Share Exchange Agreement dated as of December 1, 2006 among Phoenix International Ventures, Inc., Phoenix Aerospace, Inc. and Zahir Teja*
10.2	Consulting Agreement dated October 2, 2006 among Phoenix International Ventures, Inc., Zahir Teja, and Anney Business Corp.*
10.3	Debt Conversion Agreement dated December 13, 2006 between Phoenix Aerospace, Inc. and LeRoy Moser*
10.4	Debt Conversion Agreement dated December 12, 2006 between Phoenix Aerospace, Inc. and Erik Kudlis*
10.5	Debt Conversion Agreement dated December 14, 2006 between Phoenix Aerospace, Inc. and Teja N. Shariff*
10.6	Employment Agreement dated December 14, 2006 between Phoenix International Ventures, Inc. and Zahir Teja*
10.7	Employment Agreement dated December 14, 2006 between Phoenix International Ventures, Inc. and Neev Nissenson*
10.8	Employment Agreement dated December 14, 2006 between Phoenix International Ventures, Inc. and Teja N. Shariff*
14.1	Code of Ethics*
21.1	Subsidiaries of the Small Business Issuer*
23.1	Consents of Stark Winter Schenkein & Co., LLP**
23.2	Consent of Gersten Savage LLP (Reference is made to Exhibit 5.1*

*Previously filed
**Filed herewith.

Item 28 Undertakings

The undersigned registrant hereby undertakes to:

    (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

        (iii) Include any additional or changed material information on the plan of distribution.

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(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

If the small business issuer will request acceleration of the effective date of the registration statement under Rule 461 of the Securities Act include the following:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5) For determining any liability under the Securities Act of 1933, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

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For the purpose of determining liability under the Securities Act to any purchaser:

If the small business issuer is subject to Rule 430C, include the following:

(1) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES
In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amended registration statement to be signed on its behalf by the undersigned, in the Carson City, Nevada.

Phoenix International Ventures, Inc.

By:	/s/ Zahir Teja Zahir Teja
President and CEO

Pursuant to the requirements of the Securities Act of 1933, as amended, this amended registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Zahir Teja	President, CEO, Director	June 27, 2007
Zahir Teja

/s/ Neev Nissenson	Vice President, Director	June 27, 2007
Neev Nisssenson

/s/ Teja N. Shariff	CFO, Principal Accounting and Financial Officer	June 27, 2007
Teja N. Shariff

*Pursuant to a power-of-attorney granted to Zahir Teja on December 14, 2006 to sign on the respective person's behalf, individually and in each capacity stated above, all amendments and post-effective amendments to this registration statement and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

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Exhibit Index

Exhibit
Number	Description

23.1	Consents of Stark Winter Schenkein & Co., LLP

E-1-